As filed with the Securities and Exchange Commission on April 6, 2005


================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                           AMENDMENT NO.1 TO FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                  Delaware                           Swiss Medica, Inc.                          98-0355519
      (State or Other Jurisdiction of            (Name of Registrant in Our         (I.R.S. Employer Identification No.)
               Incorporation                              Charter)
              or Organization)


        53 Yonge Street Third Floor                                                          Raghunath Kilambi
      Toronto, Ontario, Canada M5E 1J3                                                      53 Yonge Street Third Floor
               (416) 868-0202                                                         Toronto, Ontario, Canada M5E 1J3
       (Address and telephone number                      2834                                 (416) 868-0202
     of Principal Executive Offices and        (Primary Standard Industrial          (Name, address and telephone number
         Principal Place of Business)          of Classification Code Number)                 of agent for service)

                                                        Copies to:
                   Clayton E. Parker, Esq.                                       Jacqueline G. Hodes, Esq.
         Kirkpatrick & Lockhart Nicholson Graham LLP                    Kirkpatrick & Lockhart Nicholson Graham LLP
            201 S. Biscayne Boulevard, Suite 2000                          201 S. Biscayne Boulevard, Suite 2000
                     Miami, Florida 33131                                          Miami, Florida 33131
                  Telephone: (305) 539-3300                                      Telephone: (305) 539-3300
                  Telecopier: (305) 358-7095                                    Telecopier: (305) 358-7095

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. |X|

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                                              CALCULATION OF REGISTRATION FEE
============================================================================================================================
                                                                                           Proposed Maximum
                                                                          Proposed Maximum    Aggregate        Amount Of
            Title Of Each Class Of                    Amount To Be         Offering Price      Offering      Registration
         Securities To Be Registered                   Registered          Per Share (1)      Price (1)           Fee
----------------------------------------------------------------------------------------------------------------------------
Class A Common  Stock,  par value  $0.001  per
share                                                1,383,244 shares (2)      $0.345        $447,219.18          $57.00
----------------------------------------------------------------------------------------------------------------------------
TOTAL                                                1,383,244 shares (2)      $0.345        $447,219.18          $57.00
============================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933. For the purposes of this table, we have used the average of the closing bid and asked prices as of February 11, 2005.

(2) Of these shares, 250,000 are being registered pursuant to private placement transactions, 850,000 are being registered under warrants, 250,985 shares were received as a commitment fee under a now-terminated Standby Equity Distribution Agreement, and 32,259 shares were received as a placement agent fee under a now-terminated Standby Equity Distribution Agreement.


(3)   Fee has been previously paid.


      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                   PROSPECTUS

                                      Subject to completion, dated April 6, 2005

                               SWISS MEDICA, INC.
                    1,383,244 shares of Class A Common Stock

      This prospectus relates to the sale of up to 1,383,244 shares of Swiss Medica, Inc. ("Swiss Medica" or the "Company") common stock by certain persons who are stockholders of Swiss Medica. The selling stockholders consist of:

      o Strategic Equity Corp., who intends to sell up to 350,000 shares under warrants priced at $0.42 per share.

      o Highgate House, Ltd. ("Highgate"), which intends to sell up to 375,000 shares of common stock, 250,000 of which are under warrants priced at $0.40 per share and 125,000 shares received on January 21, 2005 in consideration of terminating a Securities Purchase Agreement.

      o Montgomery Equity Partners, Ltd. ("Montgomery"), which intends to sell up to 375,000 shares of common stock, 250,000 of which are under warrants priced at $0.40 per share and 125,000 shares received on January 21, 2005 in consideration of terminating a Securities Purchase Agreement.


      o Cornell Capital Partners, L.P. ("Cornell Capital Partners"), which intends to sell up to 250,985 shares of common stock, 129,033 of which were received from Swiss Medica on December 30, 2004 as a commitment fee in the amount of $40,000 under a now-terminated Standby Equity Distribution Agreement and Cornell Capital Partners will receive an additional commitment fee in the amount of $50,000, payable in common stock based on the lowest volume weighted average price of the Company's stock on December 23, 2005. We have estimated this to be 121,952 shares, based on a recent stock price of $0.41.


      o Sloan Securities Corporation, which intends to sell up to 32,259 shares of common stock issued as a placement agent fee on December 30, 2004, under a now-terminated Standby Equity Distribution Agreement.


      Please refer to "Selling Stockholders" beginning on page 11.

      The Company is not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. However, Swiss Medica may receive $347,000 proceeds from the exercise of the 850,000 warrants. All costs associated with this registration will be borne by us.


      The shares of common stock are being offered for sale by the selling stockholders at prices established on the Over-the-Counter Bulletin Board during the term of this offering. On April 5, 2005, the last reported sale price of our common stock was $0.25 per share. Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol "SWME." These prices will fluctuate based on the demand for the shares of common stock.


      Brokers or dealers effecting transactions in these shares should confirm that the shares are registered under the applicable state law or that an exemption from registration is available.

      These securities are speculative and involve a high degree of risk.

      Please refer to "Risk Factors" beginning on page 5.

      The information in this prospectus is not complete and may be changed. This selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer of these securities in any state where the offer or sale is not permitted.

      With the exception of Cornell Capital Partners, L.P., which is an "underwriter" within the meaning of the Securities Act of 1933, no other underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering. This offering will terminate twenty-four months after the accompanying registration statement is declared effective by the Securities and Exchange Commission. None of the proceeds from the sale of stock by the selling stockholders will be placed in escrow, trust or any similar account.

      The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                 The date of this prospectus is April __, 2005.

                                TABLE OF CONTENTS

PROSPECTUS SUMMARY............................................................1
THE OFFERING..................................................................3
SUMMARY CONSOLIDATED FINANCIAL INFORMATION....................................5
RISK FACTORS..................................................................6
FORWARD-LOOKING STATEMENTS...................................................11
SELLING STOCKHOLDERS.........................................................12
USE OF PROCEEDS..............................................................15
DILUTION.....................................................................16
PLAN OF DISTRIBUTION.........................................................17
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION....................18
DESCRIPTION OF BUSINESS......................................................30
MANAGEMENT...................................................................34
PRINCIPAL STOCKHOLDERS.......................................................34
MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S  COMMON EQUITY AND
  OTHER STOCKHOLDER MATTERS..................................................35
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS...............................36
DESCRIPTION OF CAPITAL STOCK.................................................37
EXPERTS......................................................................41
LEGAL MATTERS................................................................41
AVAILABLE INFORMATION........................................................41
FINANCIAL STATEMENTS........................................................F-1
PART II  ..................................................................II-2
EXHIBIT 23.2.............................................................23.2-1

                               PROSPECTUS SUMMARY

      The following is only a summary of the information, financial statements and the notes included in this prospectus. You should read the entire prospectus carefully, including "Risk Factors" and our Financial Statements and the notes to the Financial Statements before making any investment decision.

                                   Our Company

General


      Swiss Medica, Inc. ("Swiss Medica" or the "Company") markets and distributes bioscience products designed to enhance the well-being and health of individuals. Bioscience products are natural compounds that have health promoting, disease preventing or medicinal properties. We believe that consumers are deeply concerned about the management and cost of their health care and the expensive, chemical-based prescription drug approach predominant in modern medicine. We believe that this concern will increase the demand for bioscience health products because natural products are considered to be effective against many ailments and are more accessible than prescription medications. The global market for herbal products is currently estimated to be $62 billion and the World Health Organization has estimated that the global market for herbal products will be worth $5 trillion dollars by the year 2050.

      Swiss Medica, a Delaware corporation, was, prior to May 16, 2003, a holding company focused on acquiring, expanding and developing technology companies and we had no operations.

      As of May 16, 2003, we began to implement a new business plan pursuant to which we market and distribute proprietary bioscience health products, focused on chronic ailments. We retained a new management team to implement this new business plan. The global market for chronic ailment products is in excess of $100 billion and is currently dominated by prescription, chemical based drugs. The global market for natural, herbal and bioscience products is currently estimated to be over $60 billion and growing rapidly. On May 16, 2003 we acquired certain assets of General Cosmetics Corporation, a Delaware corporation based in Munich, Germany. The acquisition was made by issuing to General Cosmetics Corporation 6,750,000 shares of our Class A Common Stock, subject to adjustment based on the terms of the March 31, 2003 definitive agreement. The assets we acquired included a patented essential oil bioscience product family that has been developed for pain relief, menstrual cramps, cold sores and other ailments. We intend to introduce these products to the market over time and we are currently marketing and selling the pain relief formulation called "O24 Pain Relief" or "O24 Essential Pain Relief Neutralizer" in both Canada and the United States. O24 Essential Oil Pain Neutralizer complies with FDA regulations and can be sold in the United States pursuant to an FDA monograph. As yet, we have not determined when the remaining products will be introduced. In 2003, the combined U.S., over-the-counter and prescription market for pain relief products was estimated to be $12 billion. On March 31, 2005, we completed our acquisition of all outstanding shares of Anti-Depression BioHealth Solutions, Inc., or ADBSI, a company with a license to manufacture, market and sell patented and proprietary dietary products for aiding premenstrual syndrome. In connection with this acquisition, we issued 2,105,263 unregistered shares of our Class A common stock and paid $96,673.00 in cash for all the oustanding shares of ADBSI.

      We will continue to look for quality proprietary, natural consumer healthcare products to license and/or acquire. We plan to sell our products through multiple distribution channels including, via retail outlets, the Internet, and via healthcare professionals.

      To date during 2004 and early 2005, we have further expanded the distribution of O24 Essential Oil Pain Neutralizer into major retail outlets in Canada and to regional pharmacies and massage clinics in the United States. We entered into a major retail outlet in the United States in February 2005 and anticipate entering into additional outlets in the future.


      We currently have 13 individuals who render services to us for our day-to-day operations

Going Concern


      Our independent accountants have included an explanatory paragraph in our financial statements included in our public filings stating that we have incurred operating losses in the last two years and that we are dependent on our management's ability to develop profitable operations, and that these factors, among others, may raise substantial doubt about our ability to continue as a going concern.


      We have been dependent primarily on private placements of our equity securities and shareholder loans to fund our operations. In the near term, we intend to focus on increasing our marketing efforts for our existing products.

Such funding may not be available to us when needed, on commercially reasonable terms, or at all. If we are unable to obtain additional financing if needed, we will likely be required to curtail our marketing and operating plans and possibly cease our operations. In addition, any additional equity financing may involve substantial dilution to our then-existing stockholders.

About Us


      Our principal executive offices are located at 53 Yonge Street Third Floor, Toronto, Ontario, Canada M5E 1J3. Our telephone number is (416) 868-0202. The address of our website is www.swissmedica.com. Information on our website is not part of this prospectus.

                                  THE OFFERING

      This offering relates to the sale of common stock by certain persons who are, or will become, our stockholders. The selling stockholders consist of:

      o Strategic Equity Corp., who intends to sell up to 350,000 shares under a warrant.

      o Highgate, which intends to sell up to 375,000 shares of common stock, 250,000 of which are under warrants and 125,000 were received on January 21, 2005 in consideration of terminating a Securities Purchase Agreement.

      o Montgomery, which intends to sell up to 375,000 shares of common stock, 250,000 of which are under warrants and 125,000 were received on January 21, 2005 in consideration of terminating a Securities Purchase Agreement.


      o Cornell Capital Partners, L.P. ("Cornell Capital Partners"), which intends to sell up to 250,985 shares of common stock, 129,033 of which were received from Swiss Medica on December 30, 2004 as a commitment fee in the amount of $40,000 under a now-terminated Standby Equity Distribution Agreement and Cornell Capital Partners will receive an additional commitment fee in the amount of $50,000, payable in common stock based on the lowest volume weighted average price of the Company's stock on December 23, 2005. We have estimated this to be 121,952 shares, based on a recent stock price of $0.41.


      o Sloan Securities Corporation, which intends to sell up to 32,259 shares of common stock issued as a placement agent fee on December 30, 2004, under a now-terminated Standby Equity Distribution Agreement.

      Strategic Equity Corp. received 350,000 warrants pursuant to a Note and Warrant Purchase Agreement entered into with the Company on December 6, 2004 and subsequently amended on December 7, 2004. The warrants have an exercise price equal to $0.42 per share and expire on December 6, 2009. On December 7, 2004, the Company closed a private financing of $600,000 CAD (approximately $480,000
USD) through a private placement to Strategic Equity Corp., for one installment of $300,000 CAD, a second installment of $105,000 USD and a third installment of $300,000 CAD, with the first and second installments delivered on December 7, 2004 and the third installment delivered to the Company on January 3, 2005 (collectively, the "Loan"). The Loan is secured by all of the assets of the Company. The Loan is governed by three Promissory Notes, two in the principal amount of $300,000 CAD and one in the principal amount of $105,000 USD (the "Notes"). The principal on the $300,000 CAD Notes is due on June 5, 2005, with interest due as follows: $6,000 CAD on or before January 5, 2005 and $12,000 CAD due on or before the 5th of the month beginning in February through June 2005. The principal on the $105,000 USD Note is due on June 5, 2005, with scheduled payments due as follows: $59,167 USD due on or before January 5, 2005, $9,167 USD due on or before the 5th of the month beginning in February through May 2005 and $9,165 USD due on or before the 5th of June 2005. The Notes may be prepaid in whole or in part at any time; provided, however, notwithstanding such prepayment, the Company shall remain obligated to make all scheduled interest payments due thereunder and outlined above. All payments due prior to February 14, 2005 have been paid by the Company.

      Pursuant to a now-terminated Securities Purchase Agreement, Highgate and Montgomery were each issued 250,000 warrants to purchase common stock of Swiss Medica. The warrants have an exercise price equal to $0.40 per share and expire on January 19, 2008. In consideration of the termination of the Securities Purchase Agreement, the Company issued 125,000 shares of common stock to Highgate on January 21, 2005 and 125,000 shares of common stock to Montgomery on January 21, 2005.


      On December 30, 2004, Cornell Capital Partners received 129,033 shares of the Company's common stock as a commitment fee under a now-terminated Standby Equity Distribution Agreement. In addition, Cornell Capital Partners receive an additional commitment fee in the amount of $50,000, payable in common stock based on the lowest volume weighted average price of the Company's stock on December 23, 2005. We have estimated this to be 121,952 shares, based on a recent stock price of $0.41 and are registering this amount of shares in this offering, along with the 129,033 shares received by Cornell Capital Partners on December 30, 2004. The commitment fee shares to be received by Cornell Capital Partners on December 23, 2005 will be in an amount greater than 121,952, should the Company's stock be lower than $0.41, as the share number will be determined based on the lowest volume weighted average price of the Company's stock price on December 23, 2005. The Company will be required to file another registration statement to cover any additional shares over the 121,952 shares we are registering in this offering. Sloan Securities Corporation was engaged as a placement agent for the Company and a now-terminated Standby Equity Distribution Agreement. Pursuant to the now-terminated Standby Equity Distribution Agreement, Sloan Securities Corporation received 32,259 shares of Swiss Medica's common stock on December 23, 2004.


Common Stock Offered                               1,383,244 shares by selling stockholders

Offering Price                                     Market price

Common Stock Outstanding Before the Offering(1)    85,504,167 shares as of April 6, 2005

Use of Proceeds                                    We will not receive  any  proceeds of the
                                                   shares    offered    by    the    selling
                                                   stockholders.  However,  we  may  receive
                                                   proceeds  from the  exercise  of  850,000
                                                   warrants, which would be used for general
                                                   working  capital  purposes.  See  "Use of
                                                   Proceeds."

Risk Factors                                       The  securities  offered hereby involve a
                                                   high   degree   of  risk  and   immediate
                                                   substantial dilution.  See "Risk Factors"
                                                   and "Dilution."

Over-the-Counter Bulletin Board Symbol             SWME


---------------


(1)   Excludes up to 14,430,925 shares upon the exercise of warrants.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION


                                    For the Year Ended
                                        December 31,
                                -----------------------------
                                     2004            2003
                                ------------    -------------
Statement of Operation Data:
Revenues                        $    626,569    $    104,091
Total operating expenses           7,752,076      14,068,350
Income (loss) from operations     (7,245,305)    (13,981,250)
Other income (expense)                (5,567)         (7,250)
Net income (loss)                 (7,250,872)   $(13,988,500)
Earnings (loss) per share       $      (0.14)   $      (0.88)


                                                            For the Year Ended December 31,
                                                            -------------------------------
Balance Sheet Data:                                              2004            2003
------------------------------------------                   ------------    ------------
Cash and cash equivalents                                    $  1,630,559    $      1,471
Accounts receivable - net                                          60,412         103,017
Inventories                                                       616,585           8,057
Prepaid expenses and deposits                                      75,498          86,310
Total current assets                                            2,383,054         198,855
Total Property and equipment                                       38,257          42,657
Intangible assets                                                 457,987         643,688
Other assets-noncurrent                                            22,798              --
Total assets                                                    2,902,096         885,200
Total current liabilities                                       2,593,114         314,214
Class A Common Stock, $0.001 par value, 100,000,000
  authorized, 66,493,654 and 26,962,530 shares issued at
  December 31, 2004 and December 31, 2003 respectively             66,494          26,963
Class B Common Stock, $0.001 par value, 50,000,000
  authorized, 2,000,000 shares issued at December 31, 2004
  and December 31, 2003                                             2,000           2,000
Additional paid-in capital                                     26,628,844      19,679,507
Accumulated deficit                                           (26,388,356)    (19,137,484)
Stockholder's equity (deficit)                                    308,982         570,986

                                  RISK FACTORS

      We are subject to various risks that may materially harm our business, financial condition and results of operations. You should carefully consider the risks and uncertainties described below and the other information in this filing before deciding to purchase our common stock. If any of these risks or uncertainties actually occurs, our business, financial condition or operating results could be materially harmed. In that case, the trading price of our common stock could decline and you could lose all or part of your investment.

                          Risks Related To Our Business

Risks Relating To Our Business

There Is Substantial Doubt About Our Ability To Continue As A Going Concern

      Our independent accountants have included an explanatory paragraph in our financial statements included in our public filings stating that we have incurred operating losses in the last two years and that we are dependent on our management's ability to develop profitable operations, and that these factors, among others, may raise substantial doubt about our ability to continue as a going concern.

      We have been dependent primarily on private placements of our equity securities and shareholder loans to fund our operations. In the near term, we intend to focus on increasing our marketing efforts for our existing products. Such funding may not be available to us when needed, on commercially reasonable terms, or at all. If we are unable to obtain additional financing if needed, we will likely be required to curtail our marketing and operating plans and possibly cease our operations. In addition, any additional equity financing may involve substantial dilution to our then-existing stockholders.

We May Never Become Profitable And If We Do Not Become Profitable We May Have To Cease Our Operations

      We have incurred net operating losses in each fiscal quarter since we have been in business. We expect to continue to experience losses until the time, if ever, when we are able to sell products sufficient to generate revenues adequate to support our operations. If we fail to become profitable, we may be forced to cease operations.

We May Raise Additional Capital Through A Securities Offering That Could Dilute Your Ownership Interest

      We require substantial working capital to fund our business. If we raise additional funds through the issuance of equity, equity-related or convertible debt securities, these securities may have rights, preferences or privileges senior to those of the holders of our common stock. The issuance of additional common stock or securities convertible into common stock by our management will also have the effect of further diluting the proportionate equity interest and voting power of holders of our common stock.

      In addition, under our Certificate of Incorporation, the Board is authorized to issue, without obtaining shareholder approval, shares of preferred stock having the rights, privileges and designates as determined by the Board. Therefore, the Board could issue shares of preferred stock that would have preferential liquidation, distribution, voting, dividend or other rights, which would be superior to the rights of common stockholders.

We Have Not Paid Cash Dividends And It Is Unlikely That We Will Pay Cash Dividends In The Foreseeable Future

      We plan to use all of our earnings to the extent we have earnings, to fund our operations. We do not plan to pay any cash dividends in the foreseeable future. We cannot guarantee that we will, at any time, generate sufficient surplus cash that would be available for distribution as a dividend to the holders of our common stock. You should not expect to receive cash dividends on our common stock.

We Are A Development Stage Company With A Limited Operating History And We May Be Unsuccessful

      We have been engaged in our current business for approximately less than two years. Accordingly, we have a limited operating history and our operations are subject to all the risks inherent in a business enterprise with such a limited operating history, including limited capital, possible delays in the development and implementation of our business plan, uncertain markets, and the absence of an operating history. The likelihood that we will succeed must be considered in light of the problems, expenses, and delays frequently encountered in connection with the development of new businesses, as well as many other factors. We may not be able to develop successfully the business we are pursuing. We cannot be certain that our business will be successful or that we will generate significant revenues.

The Market Price Of Our Common Stock May Be Adversely Affected If Too Much Of It Is Sold At Once

      Sales of substantial amounts of our common stock in the public market could adversely affect the market price of the common stock. Such sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate.


      In addition, we often compensate consultants who provide services to the Company through the issuance to them of shares of publicly traded Class A Common Stock and other securities. The shares of Class A Common Stock are often registered under a Form S-8 Registration Statement that we filed with the SEC which allows the consultants to immediately sell such shares on the open market. We also issue our employees options to purchase common stock at fair market value that we have registered under a Form S-8 Registration Statement. The sale of any of those shares will likely adversely affect the market price of the Class A Common Stock. Your ability to sell shares of our common stock may be prevented, or the price adversely affected as a result of this increased selling pressure.


Our Stock Is Quoted On The OTC Bulletin Board And Could Be Subject To Extreme Volatility

      Our common stock is currently quoted under the symbol "SWME" on the OTC Bulletin Board, which is often characterized by low trading volume. A large volume of stock being sold into the market at any one time could cause the stock to rapidly decline in price. In addition, we must comply with ongoing eligibility rules to ensure our common stock is not removed from the OTC Bulletin Board, which would materially adverse affect the liquidity and volatility of our common stock. These factors may limit your ability to sell shares of our common stock.

There Is A Limited Public Market For Our Common Stock And Our Stockholders May Be Unable To Liquidate Their Shares

      Our common stock is listed on the Over-the-Counter Bulletin Board, and there is a limited volume of sales, thus providing a limited liquidity into the market for our shares. As a result of the foregoing, stockholders may be unable to liquidate their shares.

Our Executive  Officers And Directors  Control A Large  Percentage Of Our Common
Stock,  Which  Allow Them To  Control  Matters  Submitted  To  Stockholders  For
Approval


      Our executive officers and directors (and their affiliates), in the aggregate, own approximately 17.7% of our outstanding common stock, and a substantial majority of our outstanding voting stock. There is currently an aggregate of 87,504,167 shares of Class A and Class B Common Stock outstanding. The holders of the Class A and Class B Common Stock vote together on all matters submitted to a shareholder vote. Raghunath Kilambi, our Chief Executive Officer and director, owns 1,784,451 shares of our Class A Common Stock, and 2,000,000 shares of our Class B Common Stock which constitute all outstanding shares of our Class B Common Stock. Each share of Class B Common Stock is entitled to fifty votes of Class A Common Stock. Therefore, Mr. Kilambi has the ability to decide the outcome of matters submitted to our stockholders for approval (including the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets) and to control our management and affairs. Accordingly, such concentration of ownership may have the effect of delaying, deferring or preventing a change in control, impede a merger, consolidation, takeover or other business combination or discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control, which in turn could have an adverse effect on the market price of our common stock.


We May Be Subject To Product Liability Claims For Our Products Which Could Have A Substantial, Adverse Effect On Our Business And Financial Results

      Customers may sue us if any of our products sold to them injure the user. Liability claims could require us to spend significant time and money in litigation and pay significant damages. As a result, any of these claims, whether or not valid or successfully prosecuted, could have a substantial, adverse effect on our business and financial results. We currently have product liability insurance, however, the amount of damages awarded against us in such a lawsuit may exceed the policy limits.

We Are Subject To Government Regulations Which May Hinder Our Growth

      In the United States, governmental agencies and extensive federal regulations regulate the manufacture, packaging, labeling, advertising, promotion, distribution and sale of our products. The Food and Drug Administration (FDA) regulates the safety and effectiveness of our products and the Federal Trade Commission (FTC) regulates how we advertise and market our products. O24 and any other products we may manufacture or sell in the future are also subject to regulation by, among other regulatory entities, the Consumer Product Safety Commission, the U.S. Department of Agriculture, and the Environmental Protection Agency. The laws, regulations and enforcement policies governing our products are relatively new and are still evolving, and we cannot predict what enforcement positions the FDA or other governmental agencies may take with respect to our products.

      There are similar regulatory bodies and regulations in Canada, and other countries in which we may decide to market, sell and distribute our products. We cannot be certain that we comply or will comply with all laws and regulations in this area. Enforcement actions by any of these regulatory agencies can result in civil and criminal penalties, an injunction to stop or modify certain selling methods, seizure of products, adverse publicity or voluntary recalls and labeling changes. If any governmental agency were to undertake an enforcement action against us, this could cause an immediate decrease in our revenues, cause us to incur significant additional expenses and result in a decrease in our stock price.

We May Not Be Successful In Acquiring Or Licensing New Products Which Could Have A Material Adverse Effect On Our Business, Financial Condition And Results Of Operations

      We are currently seeking to license or acquire new products or companies with bioscience products, manufacturing or distribution capabilities consistent with our commercial objectives. We may not be able to acquire such products. We may not be able to find and acquire additional bioscience products with demonstrative competitive advantages. We presently do not have the capital to make acquisitions. Accordingly, in the near term, any such acquisitions would most likely require that we issue stock in our Company to effect acquisitions which would result in dilution to our shareholders.

We Have Risks Associated With Our Dependence On Third Party Manufacturing Which Could Have A Material Adverse Effect On Our Business, Financial Condition And Results Of Operations

      We depend upon third parties to manufacture our products. The inability of a manufacturer to ship orders of our products in a timely manner, including as a result of local financial market disruption which could impair the ability of such manufacturers to finance their operations, or to meet quality standards, could cause us to miss the delivery date requirements of our customers for those items, which could result in cancellation of orders, refusal to accept deliveries or a reduction in purchase prices, any of which could have a material adverse effect on our financial condition and results of operations. We have no long-term formal arrangements with any of our third party manufacturers. Although we believe we could replace such manufacturers if necessary, without a material adverse effect on us, these manufacturers may not be replaced in a timely manner, and the loss of such manufacturers could have a material adverse effect on our business, financial condition and results of operations.

There Is No Certainty As To The Potential Market For Our Products Which Could Have A Material Adverse Effect On Our Business, Financial Condition And Results Of Operations

      We have not undertaken an independent analysis or survey of the market for our products. We believe that consumers are willing to expend large sums for the purchase of bioscience and herbal health products; however, our products and services may not have the commercial potential to succeed in these target markets. If our products are not accepted by the marketplace, our business will be materially impaired.

We Are Dependent On Our Trademarks And Patents And The Failure to Obtain Trademark Protection Could Have A Material Adverse Effect On Our Business, Financial Condition And Results Of Operations

      The market for certain of our products will be, in part, dependent upon the goodwill engendered by our trademarks and trade names. Trademark protection is therefore material to a portion of our business. The failure to obtain trademark protection, or illegal use of any trademarks we may obtain, may have an adverse effect on our business, financial condition and operating results.

      The Company owns United States Patent Number 6,444,238 (issued September 3, 2002) which covers our O24 product, however, we may not be able to obtain patent protection for any derivative uses of O24, or for any other products we may later acquire or develop. We also cannot assure you that we will be able to obtain foreign patents to protect our products.

      The failure to protect our patent, trademarks and trade names, may have a material adverse effect on our business, financial condition and operating results. Litigation may be required to enforce our intellectual property rights, protect our trade secrets or determine the validity and scope of proprietary rights of others. Any action we take to protect our intellectual property rights could be costly and could absorb significant management time and attention. In addition, as a result of any such litigation, we could lose any proprietary rights we have. If any of the foregoing occurs, we may be unable to execute on our business plan and you could lose your investment.

We Need To Build Out Our Sales And Marketing Organization Otherwise Our Business Will Be Effected Adversely

      We are and shall continue marketing our existing products and future products that we may license or acquire either through the utilization of contract sales representatives and brokers, the establishment of our own sales force, strategic alliances and various other methods. We are in the early stages of developing such sales and marketing channels, and further development of those channels will require an investment of substantial amounts of capital which we currently do not possess and which we may never be able to access. Accordingly, despite our plans, we may be unable to substantially develop our own marketing channels.

We Depend On Key Personnel And Will Require Additional Skilled Employees To Execute Our Growth Plans Otherwise The Development Of Our Business Could Be Delayed Or Prevented

      Our potential for success depends significantly on our executive officers, including, Raghunath Kilambi, our Chief Executive Officer, and Grant Johnson, our President. These individuals do not have employment agreements with the Company. We do not carry key-man life insurance on any executive. Given the early stage of our development and our plans for rapid expansion, the loss of the services of any executive or the services of any other key employees we may hire in the future would have a substantial, adverse effect on our business. We believe that our future success will depend in large part on our ability to attract and retain highly skilled sales, marketing and management personnel. If we are unable to hire the necessary personnel, the development of our business will likely be delayed or prevented. Competition for these highly skilled employees is intense. As a result, we cannot assure you that we will be successful in retaining our key personnel or in attracting and retaining the personnel we require for expansion.

We Face Significant Competition And Our Business And Financial Results Could Suffer From Competition

      The market for health-related retail goods and services is characterized by intense competition. We believe that the principal competitive factors for companies in the industries in which we compete are:

      o     functionality;
      o     quality of merchandise;
      o     discounts and rewards;
      o     brand recognition;
      o     customer loyalty; and
      o     price.

      Nearly all of our existing and potential competitors have longer operating histories, greater experience, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than we do. Because of their greater resources, our competitors are able to undertake more extensive marketing campaigns for their brands and services, and make more attractive offers to potential employees, retail affiliates, and others. We may not be able to compete successfully against our current or future competitors and our business and financial results could suffer from such competition.

                         Risks Related To This Offering

Future Sales By Our Stockholders May Adversely Affect Our Stock Price And Our Ability To Raise Funds In New Stock Offerings


      Sales of our common stock in the public market following this offering could lower the market price of our common stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable or at all. Of the 85,504,167 shares of common stock outstanding as of April 6, 2005, 59,553,553 shares are, or will be, freely tradable without restriction, unless held by our "affiliates." The remaining 25,950,614 shares of common stock which will be held by existing stockholders, including the officers and directors, are "restricted securities" and may be resold in the public market only if registered or pursuant to an exemption from registration. Some of these shares may be resold under Rule 144.


The Selling Stockholders Intend To Sell Their Shares Of Common Stock In The Market, Which Sales May Cause Our Stock Price To Decline

      The selling stockholders intend to sell in the public market 1,383,244 shares of common stock being registered in this offering. That means that up to 1,383,244 shares may be sold to this registration statement. Such sales may cause our stock price to decline.

Our Common Stock Is Deemed To Be "Penny Stock," Which May Make It More Difficult For Investors To Sell Their Shares Due To Suitability Requirements

      Our common stock is deemed to be "penny stock" as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934. Penny stocks are stocks:

      o     With a price of less than $5.00 per share;

      o     That are not traded on a "recognized" national exchange;

      o     Whose prices are not quoted on the Nasdaq automated quotation system

      o Nasdaq stocks that trade below $5.00 per share are deemed a "penny stock" for purposes of Section 15(b)(6) of the Exchange Act

      o In issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $5.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

      Broker/dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor. These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline.

                           FORWARD-LOOKING STATEMENTS


      Information included or incorporated by reference in this prospectus may contain forward-looking statements. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words "may," "should," "expect," "anticipate," "estimate," "believe," "intend" or "project" or the negative of these words or other variations on these words or comparable terminology.


      This prospectus contains forward-looking statements, including statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans and (e) our anticipated needs for working capital. These statements may be found under "Management's Discussion and Analysis or Plan of Operations" and "Description of Business," as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under "Risk Factors" and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur.

                              SELLING STOCKHOLDERS

      The following table presents information regarding the selling stockholders. The selling shareholders are the entities who have assisted in or provided financing to the Company. A description of each selling shareholder's relationship to Swiss Medica and how each selling shareholder acquired the shares to be sold in this offering is detailed in the information immediately following this table.

                                                             Percentage of                                  Percentage of
                                                          Outstanding Shares            Shares           Outstanding Shares
                                   Shares Beneficially    Beneficially Owned      to be Sold in the      Beneficially Owned
Selling Stockholder               Owned Before Offering   Before Offering(1)           Offering            After Offering
-------------------               ---------------------   ------------------           --------            --------------
Cornell Capital Partners, LP(2)               129,033                 *                250,985(3)                 0%
Highgate House, Ltd.(2)                       375,000(4)              *                375,000                    0%
Montgomery    Equity   Partners,
  Ltd.(2)                                     375,000(4)              *                375,000                    0%
Sloan Securities Corporation                   32,259(5)              *                 32,259                    0%
Strategic Equity Corp.                        350,000(6)              *                350,000                    0%
Total                                       1,261,292              1.48%             1,383,244                    0%
                                         ============         =========             ==========               =======

-----------------------------------------

*     Less than 1%.

(1) Applicable percentage of ownership is based on 85,504,167 shares of common stock outstanding as of April 6, 2005, together with securities exercisable or convertible into shares of common stock within 60 days of April 6, 2005, for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of April 6, 2005 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Note that affiliates are subject to Rule 144 and Insider trading regulations - percentage computation is for form purposes only.

(2) All investment decisions of, and control of, Cornell Capital Partners are held by its general partner, Yorkville Advisors, LLC and the shares beneficially owned by this entity may be aggregated with all of the other shares beneficially owned by Highgate House and Montgomery of which Yorkville Advisors, LLC is a general partner.

(3) Includes 129,033 shares which were received from Swiss Medica on December 30, 2004 as a commitment fee under a now-terminated Standby Equity Distribution Agreement and a good faith estimate of the number of shares that will be received on December 23, 2005, as a balance of a commitment fee in the amount of $50,000 (which will be valued on that date, based on the lowest volume weighted average price as of that date), under a now-terminated Standby Equity Distribution Agreement.

(4) Consists of 250,000 shares of common stock underlying warrants and 125,000 shares of common stock.

(5) Consists of 32,259 shares of common stock received a placement agent fee under a now-terminated Standby Equity Distribution Agreement.

(6)   Consists of 350,000 shares of common stock underlying warrants.

      The following information contains a description of each selling shareholder's relationship to Swiss Medica and how each selling shareholder acquired the shares to be sold in this offering is detailed below. None of the selling stockholders have held a position or office, or had any other material relationship, with Swiss Medica, except as follows:

Shares Acquired In Transactions With Swiss Medica


      Cornell Capital Partners, LP. Cornell Capital Partners was the investor under a now-terminated Standby Equity Distribution Agreement. Pursuant to the now-terminated Standby Equity Distribution Agreement, Cornell Capital received 129,033 shares of common stock of the Company on December 30, 2004 and will receive an additional commitment fee in the amount of $50,000, payable in common stock based on the lowest volume weighted average price of the Company's stock on December 23, 2005. We have estimated this to be 121,952 shares, based on a recent stock price of $0.41 and are registering this amount of shares in this offering, along with the 129,033 shares received by Cornell Capital Partners on December 30, 2004. These commitment fees were received in consideration for

Cornell Capital Partners entering into the now-terminated Standby Equity Distribution Agreement and were fully earned as of the date of the now-terminated Standby Equity Distribution Agreement. The commitment fee shares to be received by Cornell Capital Partners on December 23, 2005 will be in an amount greater than 121,952, should the Company's stock be lower than $0.41, as the share number will be determined based on the lowest volume weighted average price of the Company's stock price on December 23, 2005. The Company will be required to file another registration statement to cover any additional shares over the 121,952 shares we are registering in this offering.

      There is an inverse relationship between our stock price and the number of remaining commitment fee shares to be issued to Cornell Capital Partners on December 30, 2005 in amount equal to $50,000. That is, as our stock price declines, we would be required to issue a greater number of commitment fee shares to Cornell Capital Partners. This inverse relationship is demonstrated by the following table, which shows the number of shares to be issued to Cornel Capital Partners on December 23, 2005 at a recent lowest volume weighted average price of $0.41 per share and 25%, 50% and 75% discounts to a recent lowest volume weighted average price.

     Assumed Lowest Volume Weighted Average Price
     at December 23, 2005:                                    $0.4100          $0.3075          $0.2050           $0.1025

     No. of Shares To Be Issued to Cornell Capital
     Partners at December 23, 2005(1):                        121,952          162,602          243,903           487,805

 (1) Swiss Medica would need to register additional shares of common stock to cover these additional commitment fee shares if the shares are more than 121,952.


      All investment decisions of, and control of, Cornell Capital Partners are held by its general partner, Yorkville Advisors, LLC. Mark Angelo, the managing member of Yorkville Advisors, makes the investment decisions on behalf of and controls Yorkville Advisors. We are registering 250,985 shares of common stock for Cornell Capital Partners in this offering.

      Highgate House, Ltd. Highgate was the investor under a now-terminated Securities Purchase Agreement. Pursuant to the now-terminated Securities Purchase Agreement, Highgate was issued 250,000 warrants to purchase common stock of Swiss Medica on January 19, 2005. The warrants have an exercise price equal to $0.40 per share and expire on January 19, 2008. In consideration of the termination of the Securities Purchase Agreement, the Company issued 125,000 shares of common stock to Highgate on January 21, 2005. All investment decisions of, and control of, Highgate are held by its general partner, Yorkville Advisors, LLC. Mark Angelo, the managing member of Yorkville Advisors, makes the investment decisions on behalf of and controls Yorkville Advisors. The 250,000 shares of common stock underlying the warrants and the 125,000 shares of common stock are being registered in this offering.

      Montgomery Equity Partners, Ltd. Montgomery was the investor under a now-terminated Securities Purchase Agreement. Pursuant to the now-terminated Securities Purchase Agreement, Montgomery was issued 250,000 warrants to purchase common stock of Swiss Medica on January 19, 2005. The warrants have an exercise price equal to $0.40 per share and expire on January 19, 2008. In consideration of the termination of the Securities Purchase Agreement, the Company issued 125,000 shares of common stock to Montgomery on January 21, 2005. All investment decisions of, and control of, Montgomery are held by its general partner, Yorkville Advisors, LLC. Mark Angelo, the managing member of Yorkville Advisors, makes the investment decisions on behalf of and controls Yorkville Advisors. The 250,000 shares of common stock underlying the warrants and the 125,000 shares of common stock are being registered in this offering.

      Sloan Securities Corporation. Sloan Securities Corporation is an unaffiliated registered broker-dealer that had been retained by the Company in connection with a now-terminated Standby Equity Distribution Agreement. All investment decisions of Sloan Securities Corporation are made by its Chief Executive Officer, James C. Ackerman. For its services in connection with a now-terminated Standby Equity Distribution Agreement between Swiss Medica and Cornell Partners, Sloan Securities Corporation received a fee of 32,259 shares of common stock, on December 30, 2004, equal to approximately $10,000 based on Swiss Medica's stock price on December 23, 2004. These shares are being registered in this offering.

      Strategic Equity Corp. Strategic Equity Corp. received 350,000 warrants pursuant to a Note and Warrant Purchase Agreement entered into with the Company on December 6, 2004 and subsequently amended on December 7, 2004. The warrants have an exercise price equal to $0.42 per share and expire on December 6, 2009. On December 7, 2004, the Company closed a private financing of $600,000 CAD (approximately $480,000 USD) and $105,000 USD through a private placement to Strategic Equity Corp., for one installment of $300,000 CAD, and $105,000 USD and a third installment of $300,000 CAD, with the first two installments delivered on December 7, 2004 and the third installment delivered to the Company on January 3, 2005 (collectively, the "Loan"). The Loan is secured by all of the assets of the Company. The Loan is governed by three Promissory Notes, two in the principal amount of $300,000 CAD and one in the principal amount of $105,000 USD (the "Notes"). The principal on the $300,000 CAD Notes is due on June 5, 2005, with interest due as follows: $6,000 CAD on or before January 5, 2005 and $12,000 CAD due on or before the 5th of the month beginning in February through June 2005. The principal on the $105,000 USD Note is due on June 5, 2005, with scheduled payments due as follows: $59,167 USD due on or before January 5, 2005, $9,167 USD due on or before the 5th of the month beginning in February through May 2005 and $9,165 USD due on or before the 5th of June 2005. The Notes may be prepaid in whole or in part at any time; provided, however, notwithstanding such prepayment, the Company shall remain obligated to make all scheduled interest payments due thereunder and outlined above. All payment due prior to February 14, 2005 have been paid by the Company. All investment decisions of, and control of, Strategic Equity Group, are held by Dave Bulloch, its Director of Business Development. The 350,000 shares underlying the warrants are being registered in this offering.

      With respect to the sale of unregistered securities referenced above, all transactions were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 (the "1933 Act"), and Regulation D promulgated under the 1933 Act. In each instance, the purchaser had access to sufficient information regarding the Company so as to make an informed investment decision. More specifically, we had a reasonable basis to believe that each purchaser was an "accredited investor" as defined in Regulation D of the 1933 Act and otherwise had the requisite sophistication to make an investment in our securities.

                                 USE OF PROCEEDS

      This prospectus relates to shares of our common stock that may be offered and sold from time to time by certain selling stockholders. There will be no proceeds to us from the sale of shares of common stock in this offering.
However, we may receive proceeds upon the exercise of the 850,000 warrants covered by this prospectus (assuming that the warrant holder does not acquire shares by a "cashless" exercise), as follows:

      o If Highgate House, Ltd. exercises its 250,000 warrants, the Company will receive proceeds of $100,000, which will be used for general working capital purposes.

      o If Montgomery Equity Partners, Ltd. exercises its 250,000 warrants, the Company will receive proceeds of $100,000, which will be used for general working capital purposes.

      o If Strategic Equity Corp. exercises its 350,000 warrants, the Company will receive proceeds of $147,000, which will be used for general working capital purposes.

                                    DILUTION

      The net tangible book value of Swiss Medica as of December 31, 2004 was $(149,005) or $(0.0022) per share of common stock. Net tangible book value per share is determined by dividing the tangible book value of Swiss Medica (total tangible assets less total liabilities) by the number of outstanding shares of our common stock. Since this offering is being made solely by the selling stockholders and none of the proceeds will be paid to the Company, our net tangible book value will be unaffected by this offering. Our net tangible book value and our net tangible book value per share, however, will be impacted by the common stock to be issued upon the exercise of the warrants. The amount of dilution is set forth below based on the assumption that (i) 350,000 shares of common stock are issued upon a cash exercise of the warrant issued to Strategic Equity Corp. at an exercise price of $0.42 per share and (ii) 500,000 shares of common stock are issued upon a cash exercise of the warrants issued to Highgate and Montgomery at an exercise price of $0.40 per share.


      If we assume that the Company had issued a total of 850,000 shares of common stock issued upon exercise of the warrants at a weighted average price of $0.4082 per share, less offering expenses of $85,000, our net tangible book value as of December 31, 2004 would have been $115,995 or $0.0017 per share. The Company would receive gross proceeds of $347,000 after the exercise of the warrants. Upon exercise, the Company would receive an immediate increase in net tangible book value to existing stockholders of $0.0039 per share and an immediate dilution to new stockholders of $0.4065 per share. The following table illustrates the per share dilution:

Assumed public offering price per share                                  $0.4082
Net tangible book value per share before this offering       $(0.0022)
Increase attributable to new investors                         $0.0039
Net tangible book value per share after this offering                    $0.0017
Dilution per share to new stockholders                                   $0.4065

                              PLAN OF DISTRIBUTION

      The selling stockholders have advised us that the sale or distribution of our common stock owned by the selling stockholders may be effected directly to purchasers by the selling stockholders as principals or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions) (i) on the over-the-counter market or in any other market on which the price of our shares of common stock are quoted or (ii) in transactions otherwise than on the over-the-counter market or in any other market on which the price of our shares of common stock are quoted. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the selling stockholders or by agreement between the selling stockholders and underwriters, brokers, dealers or agents, or purchasers. If the selling stockholders effect such transactions by selling their shares of common stock to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of common stock for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved).

      Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. The selling stockholders are advised to ensure that any underwriters, brokers, dealers or agents effecting transactions on behalf of the selling stockholders are registered to sell securities in all fifty states. In addition, in certain states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

      We will pay all the expenses incident to the registration, offering and sale of the shares of common stock to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. If any of these other expenses exists, Swiss Medica expects the selling stockholders to pay these expenses. The offering expenses consist of: a SEC registration fee of $57.00, printing expenses of $2,500, accounting fees of $15,000, legal fees of $50,000 and miscellaneous expenses of $17,443. We will not receive any proceeds from the sale of any of the shares of common stock by the selling stockholders. We may, however, receive proceeds from the exercise of 850,000 warrants being registered under this prospectus

      The selling stockholders are subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and its regulations, including, Regulation M. Under Registration M, the selling stockholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such selling stockholders are distributing shares covered by this prospectus. Pursuant to the requirements of Item 512 of Regulation S-B and as stated in Part II of this Registration Statement, the Company must file a post-effective amendment to the accompanying Registration Statement once informed of a material change from the information set forth with respect to the Plan of Distribution.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

      Management's discussion and analysis of results of operations and financial condition are based on our financial statements. These statements have been prepared in accordance with accounting principles generally accepted in the United States of America. These principles require management to make certain estimates, judgments and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates based on historical experience and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. The following discussion should be read in conjunction with the Company's Financial Statements and Notes thereto, included elsewhere within this registration statement.

Going Concern


      Our independent accountants have included an explanatory paragraph in our financial statements included in our public filings stating that we have incurred operating losses in the last two years and that we are dependent on our management's ability to develop profitable operations, and that these factors, among others, may raise substantial doubt about our ability to continue as a going concern.

      We have been dependent primarily on private placements of our equity securities and shareholder loans to fund our operations. In the near term, we intend to focus on increasing our marketing efforts for our existing products. Such funding may not be available to us when needed, on commercially reasonable terms, or at all. If we are unable to obtain additional financing if needed, we will likely be required to curtail our marketing and operating plans and possibly cease our operations. In addition, any additional equity financing may involve substantial dilution to our then-existing stockholders.


Critical Accounting Policies and Estimates

      The preparation of our financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and judgments that affect our reported assets, liabilities, revenues, and expenses, and the disclosure of contingent assets and liabilities. We base our estimates and judgments on historical experience and on various other assumptions we believe to be reasonable under the circumstances. Future events, however, may differ markedly from our current expectations and assumptions. While there are a number of significant accounting policies affecting our consolidated financial statements; we believe the following critical accounting policies involve the most complex, difficult and subjective estimates and judgments:

      o     Stock-based compensation

      o     Intangible assets

      o     Research and Development

      Stock-Based Compensation

      In December 2002, the FASB issued SFAS No. 148 - Accounting for Stock-Based Compensation - Transition and Disclosure. This statement amends SFAS No. 123 - Accounting for Stock-Based Compensation, providing alternative methods of voluntarily transitioning to the fair market value based method of accounting for stock based employee compensation. FAS 148 also requires disclosure of the method used to account for stock-based employee compensation and the effect of the method in both the annual and interim financial statements. The provisions of this statement related to transition methods are effective for fiscal years ending after December 15, 2002, while provisions related to disclosure requirements are effective in financial reports for interim periods beginning after December 31, 2002.

      The Company elected to continue to account for stock-based compensation plans using the intrinsic value-based method of accounting prescribed by APB No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Under the provisions of APB No. 25, compensation expense is measured at the grant date for the difference between the fair value of the stock and the exercise price.

      Acquired Intangible Assets

      Acquisitions of intangible assets are accounted for under Statement of Financial Accounting Standard No. 142, Goodwill and Other Intangible Assets. Thos standards require that certain identifiable assets be amortized over their expected useful lives. Intangible assets that have indefinite useful lives are not subject to amortization, but rather will be tested at least annually for impairment.

      Research and Development

      The Company accounts for research and development costs in accordance with the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 2 ("SFAS 2"), "Accounting for Research and Development Costs." Under SFAS 2, all research and development costs must be charged to expense as incurred. Accordingly, internal research and development costs are expensed as incurred. Third-party research and developments costs are expensed when the contracted work has been performed or as milestone results have been achieved. Company-sponsored research and development costs related to both present and future products are expensed in the period incurred. The Company incurred expenditures of $3,725,826 and $0 on research and product development for the year ended December 31, 2003 and 2002, respectively.

      Revenue Recognition

      For revenue from product sales, the Company recognizes revenue in accordance with SEC Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101"). SAB 101 requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the selling price is fixed and determinable; and (4) collectibility is reasonably assured. Determination of criteria (3) and (4) are based on management's judgments regarding the fixed nature of the selling prices of the products delivered and the collectibility of those amounts. Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments are provided for in the same period the related sales are recorded. The Company defers any revenue for which the product has not been delivered or is subject to refund until such time that the Company and the customer jointly determine that the product has been delivered or no refund will be required.

Overview


      We market and distribute bioscience products designed to enhance the well-being and health of individuals. Bioscience products are natural compounds that have health promoting, disease preventing or medicinal properties. We believe that consumers are deeply concerned about the management and cost of their health care and the expensive, chemical-based prescription drug approach predominant in modern medicine. We believe that this concern will increase the demand for bioscience health products because natural products are considered to be effective against many ailments and are more accessible than prescription medications. The global market for herbal products is currently estimated to be $62 billion and the World Health Organization has estimated that the global market for herbal products will be worth $5 trillion dollars by the year 2050.

      Prior to May 16, 2003 we were a holding company focused on acquiring, expanding and developing technology companies and we had no operations.

      As of May 16, 2003 we began to implement a new business plan pursuant to which we will market and distribute proprietary bioscience health products, focused on chronic ailments. We retained a new management team to implement this new business plan. The global market for chronic ailment products is in excess of $100 million and is currently dominated by prescription, chemical based drugs. The global market for natural, herbal and bioscience products is currently estimated to be over $60 billion and growing rapidly.

      On May 16, 2003 we acquired certain assets of General Cosmetics Corporation, a Delaware corporation based in Munich, Germany. The acquisition was made by issuing to General Cosmetics Corporation 6,750,000 shares of our Class A Common Stock, subject to adjustment based on the terms of the March 31, 2003 definitive agreement. The assets we acquired included a patented essential oil bioscience product family that has been developed for pain relief, menstrual cramps, cold sores and other ailments. We intend to introduce these products to the market over time. We are currently marketing and selling the pain relief formulation called "O24 Pain Relief" or "O24 Essential Oil Pain Neutralizer" in both Canada and the United States. O24 Essential Oil Pain Neutralizer complies with FDA regulations and can be sold in the United States pursuant to an FDA monograph. We have not yet determined when the remaining products will be introduced.

      We will continue to look for quality proprietary, natural consumer healthcare products to license and, or acquire. We plan to sell our products through multiple distribution channels including, via retail outlets, e-commerce, and via health care professionals.

      To date during 2004 and early 2005, we have further expanded the distribution of O24 Essential Oil Pain Neutralizer into major retail outlets in Canada and to regional pharmacies and massage clinics in the United States. We entered into a major retail outlet in the United States in February 2005 and anticipate entering into additional outlets in the future.


      We currently have 13 individuals who render services to us for our day-to-day operations.

Results Of Operations


      Year Ended December 31, 2004

      Swiss Medica began generating revenues in the third quarter of 2003, totaling $104,091 for the third and fourth quarters. Prior to June 2003, we had no active operations.

      The following is a summary of financial information for the years ended December 31, 2004 and 2003:

                                                     Years ending December 31,
                                                  -----------------------------

                                                       2004            2003
                                                   ------------    ------------

      Net Sales:                                   $    626,569    $    104,091
      Cost of Sales:                                    119,798          16,991

      Gross Profit:                                     506,771          87,100
      Gross Profit as % of Sales:                          80.9%           83.7%

      Operating expenses:
                Research & Development expenses:          2,602       3,725,826
               Marketing & Promotions*                1,730,109          99,947
      General & administrative expenses*              5,823,633      10,120,420
               Depreciation and amortization:           195,732         122,157

      Total operating expenses:                       7,752,076      14,068,350

      Loss from operations:                           7,245,305      13,981,250

      Interest expense:                                   5,567           7,250

      Net loss:                                       7,250,872      13,988,500

      Loss per Common Share:                       $       0.14    $       0.88

      *  Stock  &  Warrant  based  compensation  to  Consultants,   Professional
      Advisors, Directors and Officers, totaled $2,952,806 for the year ending December 31, 2004 and $9,733,431 for the year ending Decemeber 31, 2003


      Sales


      Our revenues from operations for the years ended December 31, 2004 and 2003 were $626,569 and $104,09, respectively and for the year ending December 31, 2004, sales were generated predominately from a major Canadian retail pharmacy totaling approximately $445,000. We allowed a provision of $12,763 to cover discounts.

      Cost of Sales and Gross Profit


      Our 2004 cost of sales of $119,798, generated a percentage margin on sales of 80.9%. We anticipate 2005 gross profit percentages to be between 70% and 80%, depending on the distribution mix of our revenue. It should be noted that the raw materials used in the O24 product formulation are all commodities and prices may vary significantly, causing fluctuations in our profit margins.

      Research and Development

      $2,601 was expended on research and development during 2004, and $3,725,826 during the fiscal year ending December 31, 2003. 2003 expenses incurred were primarily related to the acquisition of the bioscience intangible assets acquired from General Cosmetics Corporation, and were written off during the year ended December 31, 2003 and are included in the accompanying statement of losses as research and development expenditures. We do not anticipate any major research and development costs during fiscal year ending December 31, 2005. We do not expect the acquisition of ADBSI to contribute significantly to our research and developement expenses.


      Selling, General and Administrative Expenses

      A summary of our Selling, General and Administrative costs is as follows:


      Stock based compensation to Consultants, Professional Advisors, Directors and Officers, totaled $2,665,306 ($9,689,371 for 2003), and an additional $287,500 stock warrants were issued in exchange for services (44,060 for 2003). Stock based compensation was granted to recruit and compensate executives, directors, legal advisors, marketing, promotion, business and development advisors.

      Cash based compensation was paid to our staff of thirteen full-time and one part time employees, consulting fees for outside directors, legal advisors and marketing consultants.

      Other selling, general and administrative costs include consulting fees, insurance, finance fees, travel, rent and other office expenses relating to three offices.


We do not expect the acquisition of ADBSI to contribute significantly to our research and developement expenses.

      Depreciation and Amortization


      Depreciation and Amortization expenses of $195,451 were incurred during the year ending December 31, 2004 to amortize the tangible and intangible assets acquired from the General Cosmetics Corporation acquisition, and $281 to amortize the tangible assets in our Dallas office.


      Interest Expense


      Interest expenses of $5,567 were incurred during the year ending December 31, 2004 and relate to interest paid on promissory notes and redeemable debentures.


Liquidity And Capital Resources


      As of December 31, 2004, we had a working capital deficit of $210,060, and as a result of our operating losses in 2004, we generated a cash flow deficit of $3,079,443 from operating activities. We used no cash flows in connection with investing activities in 2004, and met our cash requirements through the private placement of:

      o     19,490,000 shares of common stock generating $2,886,500
      o 4,673,750 shares of common stock in exchange for warrants exercised, generating $1,112,188
      o     convertible debentures of $500,000 *
      o     promissory note advances of $342,000 from a secured, third party.

      *Pusuant  to  the  termination   agreement,   the  Company   redeemed  the
convertible debentures in January of 2005.

      During the first quarter of 2005, the Company has generated $3,323,000 gross proceeds from the exercise of 12,900,250 warrants by certain investors of the Company.

      We will be seeking to continue funding our operations through

      o debt instruments: we are currently seeking debt financing in order to provide the necessary working capital to fund our ongoing operations, including a Bank operating line of credit secured by trade accounts receivable.
      o The continued exercise of warrants outstanding in exchange for common shares
      o     additional sales of our equity securities, if necessary
      o     and/or shareholder loans

      There is no guarantee that we will be successful in completing these contemplated financings, nor can we assure you that we will be successful in obtaining any additional financing should it be required. If we cannot secure additional financing when needed, we may be required to cease operations.

      By adjusting its operations and development to the level of capitalization, management belives it has sufficient capital resources to meet projected cash flow deficits through the next twelve months . However, if thereafter, we are not successful in generating sufficient liquidity from operations or in raising sufficient capital resources, on terms acceptable to us, this could have a material adverse effect on our business, results of operations liquidity and financial condition.

      New Accounting Pronouncements

      In November 2004, the Financial Accounting Standards Board (FASB) issued SFAS 151, Inventory Costs-- an amendment of ARB No. 43, Chapter 4. This Statement amends the guidance in ARB No. 43, Chapter 4, "Inventory Pricing," to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Paragraph 5 of ARB 43, Chapter 4, previously stated that ". . . under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and rehandling costs may be so abnormal as to require treatment as current period charges. . . ." This Statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of "so abnormal." In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. This Statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Management does not believe the adoption of this Statement will have any immediate material impact on the Company.

      In December 2004, the FASB issued SFAS No.152, "Accounting for Real Estate Time-Sharing Transactions--an amendment of FASB Statements No. 66 and 67" ("SFAS
152) The amendments made by Statement 152 This Statement amends FASB Statement No. 66, Accounting for Sales of Real Estate, to reference the financial accounting and reporting guidance for real estate time-sharing transactions that is provided in AICPA Statement of Position (SOP) 04-2, Accounting for Real Estate Time-Sharing Transactions. This Statement also amends FASB Statement No. 67, Accounting for Costs and Initial Rental Operations of Real Estate Projects, to state that the guidance for (a) incidental operations and (b) costs incurred to sell real estate projects does not apply to real estate time-sharing transactions. The accounting for those operations and costs is subject to the guidance in SOP 04-2. This Statement is effective for financial statements for fiscal years beginning after June 15, 2005. with earlier application encouraged. The Company does not anticipate that the implementation of this standard will have a material impact on its financial position, results of operations or cash flows.

      On December 16, 2004, the Financial Accounting Standards Board ("FASB") published Statement of Financial Accounting Standards No. 123 (Revised 2004), Share-Based Payment ("SFAS 123R"). SFAS 123R requires that compensation cost related to share-based payment transactions be recognized in the financial statements. Share-based payment transactions within the scope of SFAS 123R include stock options, restricted stock plans, performance-based awards, stock appreciation rights, and employee share purchase plans. The provisions of SFAS 123R are effective as of the first interim period that begins after June 15, 2005. Accordingly, the Company will implement the revised standard in the third quarter of fiscal year 2005. Currently, the Company accounts for its share-based payment transactions under the provisions of APB 25, which does not necessarily require the recognition of compensation cost in the financial statements. Management is assessing the implications of this revised standard, which may materially impact the Company's results of operations in the third quarter of fiscal year 2005 and thereafter.

      On December 16, 2004, FASB issued Statement of Financial Accounting Standards No. 153, Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions (" SFAS 153"). This statement amends APB Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. Under SFAS 153, if a nonmonetary exchange of similar productive assets meets a commercial-substance criterion and fair value is determinable, the transaction must be accounted for at fair value resulting in recognition of any gain or loss. SFAS 153 is effective for nonmonetary transactions in fiscal periods that begin after June 15, 2005. The Company does not anticipate that the implementation of this standard will have a material impact on its financial position, results of operations or cash flows.


      The effect of inflation on our revenue and operating results was not significant. Our operations are located in North America and there are no seasonal aspects that would have a material effect on our financial condition or results of operations.

                             DESCRIPTION OF BUSINESS

Overview


      The Company markets and distributes bioscience products designed to enhance the well-being and health of individuals. Bioscience products are natural compounds that have health promoting, disease preventing or medicinal properties. We believe that consumers are deeply concerned about the management and cost of their health care and the expensive, chemical-based prescription drug approach predominant in modern medicine. We believe that this concern will increase the demand for bioscience health products because natural products are considered to be effective against many ailments and are more accessible than prescription medications. The global market for herbal products is currently estimated to be $62 billion and the World Health Organization has estimated that the global market for herbal products will be worth $5 trillion dollars by the year 2050.

      Swiss Medica, a Delaware corporation, was, prior to May 16, 2003, a holding company focused on acquiring, expanding and developing technology companies and we had no operations.

      As of May 16, 2003, we began to implement a new business plan pursuant to which we market and distribute proprietary bioscience health products, focused on chronic ailments. We retained a new management team to implement this new business plan. The global market for chronic ailment products is in excess of $100 billion and is currently dominated by prescription, chemical based drugs. The global market for natural, herbal and bioscience products is currently estimated to be over $60 billion and growing rapidly. On May 16, 2003 we acquired certain assets of General Cosmetics Corporation, a Delaware corporation based in Munich, Germany. The acquisition was made by issuing to General Cosmetics Corporation 6,750,000 shares of our Class A Common Stock, subject to adjustment based on the terms of the March 31, 2003 definitive agreement. The assets we acquired included a patented essential oil bioscience product family that has been developed for pain relief, menstrual cramps, cold sores and other ailments. We intend to introduce these products to the market over time and we are currently marketing and selling the pain relief formulation called "O24 Pain Relief" or "O24 Essential Pain Relief Neutralizer" in both Canada and the United States. O24 Essential Oil Pain Neutralizer complies with FDA regulations and can be sold in the United States pursuant to an FDA monograph. As yet, we have not determined when the remaining products will be introduced. In 2003, the combined U.S., over-the-counter and prescription market for pain relief products was estimated to be $12 billion.

      We will continue to look for quality proprietary, natural consumer healthcare products to license and/or acquire. We plan to sell our products through multiple distribution channels including, via retail outlets, the Internet, and via healthcare professionals.

      To date during 2004 and early 2005, we have further expanded the distribution of O24 Essential Oil Pain Neutralizer into major retail outlets in Canada and to regional pharmacies and massage clinics in the United States. We entered into a major retail outlet in the United States in February 2005 and anticipate entering into additional outlets in the future.

      We currently have 13 individuals who render services to us for our day-to-day operations.


      Our corporate headquarters is located at 53 Yonge Street, 3rd Floor, Toronto, Ontario, Canada, M5E 1J3. Our telephone number is (416) 868-0202.

History and Company Development

      The Company was originally incorporated on March 11, 1980, as Associated Medical Devices, Inc., under the laws of Nevada for the development and marketing of various devices. Due to the non-payment of required fees and filing of required reports, the Company forfeited its corporate charter during 1986 and was revived in February 1995.

      Pursuant to an Acquisition Agreement dated, July 1, 1999, and finally executed on October 20, 1999, John F. Huguet ("Huguet") and Gold Crown Holdings Limited, a British Virgin Islands corporation ("Gold Crown"), acquired 4,968,000 restricted shares of the Company's common stock, comprising approximately 85% of the Company's issued and outstanding Shares, in exchange for 100% of the issued and outstanding common stock of Euro American Business Group, Inc., a New York corporation owned by Huguet and Gold Crown. Contemporaneously thereto, Huguet and Gold Crown purchased 25,000 shares of Registrant's common stock from Glenn
A. Little, a director of the Company for $200,000. In anticipation of the execution of the above agreement, on October 7, 1999, the directors of the Company tendered their resignations as directors of the Company and appointed new directors and officers.

      Prior to the Agreement, the Company was a development stage company with no significant operations, seeking a new business plan. At the time of the Agreement, Euro American Business Group, Inc., had conducted no business to date, but had plans to become a provider of low cost internet access in Europe. To better reflect the Company's new business plan, the Company changed its name to Yournet, Inc. on October 20, 1999.

      Effective August 14, 2001, Yournet, Inc. merged with and into Global Path Incorporated, a Delaware corporation. Pursuant to the merger, Yournet, Inc., a Nevada corporation, reincorporated under the laws of Delaware. As a result of the merger, shareholders of Yournet, Inc. received the right to receive one share of Class A common stock of Global Path Incorporated for each one share of common stock of the Company. After the reincorporation, 20,455,903 shares of Yournet, Inc. common stock was converted to 20,455,903 shares of Class A common stock of Global Path Incorporated ("GPI"), the surviving entity. GPI in November 2002 performed a share consolidation of 100:1.


      In July 2003, after the acquisition of the General Cosmetics Corporation assets, our name was changed from GPI to Swiss Medica, Inc. The Company's common stock currently trades on the Over-the-Counter Bulletin Board under the trading symbol SWME.


Business Strategy


      Swiss Medica is focused on commercializing proprietary, effective, safe and natural products that address chronic ailments such as, but not exclusive to, pain. The products that Swiss Medica will commercialize will have the following attributes:

      o     Patented and/or intellectual property,

      o     Clinical and/or medical studies,

      o     Over-the-counter, natural solutions for chronic ailments,

      Our goal is to bring natural, healthy, clinically-proven and proprietary products that address chronic ailments, into the mainstream food, drug and mass retail channels and out of their traditional market niche of specialty retailers.

      Swiss Medica is currently focused on marketing and selling its products in North America. Our initial product launch was in Canada, with our first U.S. retail order coming in the fourth quarter of 2004, followed by our first major U.S. retailer in February of 2005. We expect to further expand into the national United States retail market in 2005.

      Swiss Medica does not manufacture any of its products, but out sources this activity to contract manufacturers. It should be noted that the raw materials used in the manufacturing process are commodity items and are subject to price fluctuations.


Recent Developments

On March 31, 2005, we acquired Anti-Depression BioHealth Solutions, Inc. from its sole shareholder. UTEK Corporation, in exchange for 2,105,263 unregistered shares of our Class A common stock and $96,673.00 in cash paid to UTEK. ADBSI has rights pursuant to an exclusive license to, among other things, develop and market patented and proprietary dietary products for aiding premenstrual syndrome that comprise the PMS Escape product from Back Bay Scientific, Inc. This royalty-bearing exclusive license gives ADBSI rights to use, manufacture and distribute the PMS Escape product or any other product that is covered by the patent rights of PMS Escape in the U.S. and Canada. This agreement also gives ADBSI the rights to use all intellectual property related to PMS Escape, except the patent rights, in connection with the marketing, sale and distribution of the product. This acquisition provides us with rights to additional proprietary technology that we believe complements our 024 Essential Oil Pain Neutralizer product.

Product Offerings


      The Company is currently offering only one product in the marketplace. Designated as O24(TM) Essential Oil Pain Neutralizer ("O24(TM)"), it is a patented, topical pain relief solution containing all natural, essential oils. O24(TM) is endorsed by leading medical professionals, professional athletes and Olympic teams. We believe that sales of over-the-counter topical pain relief medication exceeded $250 million in 2002. In addition, the market for Vioxx(TM) and Celebrex(TM) drugs may have exceeded $5.0 billion last year. We estimate that the recent recall of these prescription medications combined with O24(TM)'s efficaciousness in treating pain sufferers may increase our market opportunity. In light of the present scare that Vioxx(TM) has created among previous users, consumers may hesitate before switching to other related prescription products such as prescription pain relievers. Hence, much of that estimated prescription pain reliever marketplace might be susceptible to penetration by OTC products, such as O24(TM).

      Over time, we intend to attempt to market variations of the O24(TM) formulation which would treat additional ailments including menstrual cramps. We are also seeking to acquire additional consumer healthcare products or companies that address the chronic health market described above.

Intellectual Property

      We own United States Patent Number 6,444,238 (issued September 3, 2002) which covers our O24(TM) product, however, there is no assurance we will be able to obtain patent protection for any derivative uses of O24(TM), or for any other products we may later acquire or develop. We also cannot assure that we will be able to obtain foreign patents to protect our products.

      We have obtained an exclusive license through our recently acquired subsidiary, Anti-Depression BioHealth Solutions, Inc., a Florida corporation to among other things, develop and market patented and proprietary dietary products for aiding premenstrual syndrome which comprise the PMS Escape product from Back Bay Scientific, Inc, a Delaware corporation. This royalty-bearing exclusive license gives our subsidiary, ADBSI, rights to use, manufacture and distribute the PMS Escape product or any other product that is covered by the patent rights of PMS Escape in the UNited States and Canada. We do not own the patents tat underlie this license. Back Bay has the right to convert this license to a non-exclusive license, if ADBSI does not meet the annual minimum royalty payments after the first year. Other financial terms include a one-time, non-refundable license issue fee, and a fee for Back Bay's PMS Escape and packaging inventory. ADBSI has the right, but not the obligations, to prosecute any actions concerning any claims of infringement. The term of this license is five years, with automatic three-year renewal terms so long as royalty payments have been paid toe Back Bay pursuant to the terms of the license. ADBSI has the right to terminate the license for Back Bay's uncured breach of the license or by providing of the license. ADBSI has the right to terminate the license for Back Bay's uncured breach of the license or by providing prior written notice to Back Bay at least six months prior to either the expiration of the term on March 31, 2010 or each three-year renewal, term. Back Bay may terminate the agreement for ADBSI's uncured breach of the agreement or upon prior written notice in the event the license becomes non-exclusive or if ADBSI ceases to conduct its business related to this license.

      In connection with our recent acquisition of ADBSI, we have obtained through ADBSI a 48-month exclusive option to acquire an exclusive license to Nutraceutical intellectual property and products developed or manufactured using the Nutraceutical intellectual property from Back Bay, subject to the rights of existing licenses to such technology. ADBSI may exercise this option after receipt of Back Bay's notice of completion of the development of Nutraceutical intellectual property or related products, or upon termination of an existing license agreement relating to the Nutraceutical technology. Pursuant to the terms of this option agreement, if Massachusetts Institute of Technology, or the patent assignors, requires an up front fee, this fee will be passed through to ADBSI (a portion of it creditable against any earned royalties due). If ADBSI does not exercise its option after receipt of the notice, the option agreement terminates as to the specific Nutraceutical intellectual property or product described in such notice. ADBSI's option continues during the 48-month term with respect to any materially more valuable or materially more commercially viable Nutraceutical intellectual property or products to may be developed. ADBSI's ability to exercise the option pursuant to the option agreement is subject to the ability to license the underlying intellectual property from Massachusetts Institute of Technology.

      Litigation may be required to enforce our intellectual property rights, protect our trade secrets or determine the validity and scope of proprietary rights of others. Any action we take to protect our intellectual property rights could be costly and could absorb significant management time and attention. In addition, as a result of any such litigation, we could lose any proprietary rights we have. If any of the foregoing occurs, we may be unable to execute on our business plan and you could lose your investment.

Government Regulation

      In the United States, governmental agencies and extensive federal regulations regulate the manufacture, packaging, labeling, advertising, promotion, distribution and sale of our products. In the United States, the Food and Drug Administration (FDA) regulates the safety and effectiveness of the product and the Federal Trade Commission (FTC) regulates how we advertise and market our products. Since O24(TM) is classified as a drug, it carries an FDA "monograph" (written description of the medication's properties and usages) enabling the Company to make certain efficacy claims. Swiss Medica is using an FDA designated laboratory, an FDA certified bottler and FDA certified manufacturer to ensure product compliance.

      O24(TM) and any other products we may manufacture or sell in the future are also subject to regulation in the United States by, among other regulatory entities, the Consumer Product Safety Commission, the U.S. Department of Agriculture, and the Environmental Protection Agency. The laws, regulations and enforcement policies governing our products are relatively new and still evolving, and we cannot predict what enforcement positions the FDA or other governmental agencies may take with respect to our products. We cannot at this time determine the extent to which FDA and other regulations will impact our business.


      There are similar regulatory bodies and regulations in Canada, and other countries in which we may decide to market, sell and distribute our products. In Canada, Health Canada controls over-the-counter drugs and a special application is needed for most national retailers. Health Canada regulates the safety, efficacy and permissible claims of certain products and their manufacturers/representatives. The Company is required to ensure that O24(TM) and its other products are manufactured using Health Canada's Good Manufacturing Process ("GMP") guidelines. The recent Natural Health Product ("NHP") Act allows companies that sell nutraceutical products to make additional health benefit claims for products that comply with the regulations and monographs.


      We cannot be certain that we comply or will comply with all laws and regulations in this area. Enforcement actions by any of these regulatory agencies can result in civil and criminal penalties, an injunction to stop or modify certain selling methods, seizure of products, adverse publicity or voluntary recalls and labeling changes. If any governmental agency were to undertake an enforcement action against us, this could cause an immediate decrease in our revenues, cause us to incur significant additional expenses and result in a decrease in our stock price.

Sales & Marketing


      Swiss Medica sells O24(TM) and intends to sell its other products through various distribution channels including retail outlets, e-commerce and our professional sales staff. The Company intends to support O24(TM) and its other products with point-of-presence marketing, sampling, print and in-store advertisements, radio spots, and extensive use of public relations, including testimonials and endorsements from medical professionals and recognized celebrities.


Competition

      The market for health-related retail goods and services is characterized by intense competition. We believe that the principal competitive factors for companies in the industries in which we compete are:

      o     functionality;
      o     quality of merchandise;
      o     discounts and rewards;

      o     brand recognition;
      o     customer loyalty; and
      o     price.


      While competition in the over-the-counter arthritis pain relief products market is highly fragmented, there are a few significant brand names that have managed to acquire the majority of retail shelf space. Some of these treatments are general pain relief tablets such as Aleve(TM) from Roche Laboratories (Germany: RO), Bayer(TM) from Bayer AG (NYSE:BAY), and Tylenol(TM) from Mc-Neil Consumer & Specialty Pharmaceuticals (privately-held). Additionally, arthritis rubs are popular for pain relief, including Ben-Gay(TM) from Pfizer Inc. (NYSE:PFE), Joint-Ritis(TM) (privately held), Mineral Ice(TM) from Bristol-Myers Squibb Company (NYSE:BMY), and Icy Hot(TM) and related products by Chattem, Inc. (OTC:CHTT). It has been estimated that in 2002, the domestic sales for these seven products alone are in excess of $200 million. In the topical market, our competitors are products such as, but not limited to Ben Gay and Ice Hot, with the total combined market sales estimated to be $250 million in 2002.


      In the natural products market, there are two significant competitors. Rodlen Laboratories (privately held) sells Zostrix, which contains Capsaicin, a compound found in hot peppers. Capsaicin is a powerful irritant that can cause a severe skin reaction for some individuals. Tiger Balm is a counterirritant ointment based on herbal ingredients, derived from ancient Chinese sources manufactured by Haw Par Corporation (Singapore:HPAR), which we believe to be O24's only direct competitor. Sales of Tiger Balm and related healthcare products reached approximately $35 million in FY 2002 (Singapore $60 million).


      Although the Company does not view pharmaceutical products as direct competitors, we believe that eventually mainstream consumers will view natural products as alternatives to prescription medication.


      Nearly all of our existing and potential competitors have longer operating histories, greater experience, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than Swiss Medica. Due to their greater resources, our competitors are able to undertake more extensive marketing campaigns for their brands and services, and make more attractive offers to potential employees, retail affiliates, and others. We cannot assure you that we will be able to compete successfully against our current or future competitors or that our business and financial results will not suffer from competition.

Manufacturing

      We rely on third-party manufacturers to fulfill all of our manufacturing requirements. We currently engage:


      o Semi-Chem Inc. of Dallas, Texas to bottle, fill, label and package our finished bottled product,
      o Creative Fragrances Ltd. of Dallas, Texas and Natural Care Mfg, Inc. of Arlington, Texas as our formulator and blender of O24(TM), and
      o Progressive Products of White Plains New York to fill, label and package our finished foil packs


Research & Development


      We do not anticipate incurring material research and development costs during the next 12 months, nor do we anticipate the acquisition or sale of any material property, plant or equipment during the next 12 months, with the exception of the possible acquisition of additional consumer healthcare or herbal health products and their related infrastructure. We have acquired and expensed $2,601 and $3,725,826 for research and development during fiscal years ended December 31, 2004 and December 31, 2003, respectively.

Dependence on one or more customer

      As of December 31, 2004 the Company was on the shelves at national retail chains such as Shopper's Drug Mart (TSX:SC) with 878 stores, the Katz Group of Pharmacy retailers who sell our products through their 900 retail locations throughout Canada. For the year ended December 31, 2004, Shopper's Drug Mart accounted for approximately 70% of our net sales.

      On November 29, 2004, we announced that O24(TM) Essential Oil Pain Neutralizer was available at the Happy Harry's Discount Drugstore chain, which is based in Newark, Delaware.

      On January 18, 2005, we announced that Rite Aid Corporation (NYSE:RAD, a national U.S. drug store chain, would be carrying O24 Essential Oil Pain Neutralizer in its stores.


Employees


      As of December 31, 2004 we had thirteen full-time employees and one part-time employee. Of these employees, three were in sales, two were in accounting, two were in manufacturing, and two were in logistics and four were in administration and general operations. We believe our relations with our employees are good.


Enforceability of Civil Liabilities Against Foreign Persons

      We are a company incorporated under the laws of Delaware but because we are a company headquartered in Canada our investors may not be able to enforce civil liabilities under the U.S. federal securities laws against our officers and directors. Some of our directors and officers reside in Canada. Because some of our assets are located outside the U.S., it may be difficult for an investor to sue, for any reason, us or any of our directors or officers through U.S. jurisdictions. If an investor was able to obtain a judgment against us or any of our directors or officers in a U.S. court based on U.S. securities laws or other reasons, it may be difficult to enforce such judgment in Canada. We have been advised by our Canadian counsel that there is uncertainty as to the enforceability, in original actions in Canadian courts, of liability based upon the U.S. federal securities laws and as to the enforceability in Canadian courts of judgments of U.S. courts obtained in actions based upon the civil liability provisions of the U.S. federal securities laws.

Properties


      We currently lease three offices, including our 1,800 square foot corporate headquarters located at 53 Yonge Street, 3rd Floor, Toronto, Ontario, and our West Coast office located at 890, 789 West Pender Street, Vancouver, British Columbia, which houses our sales operations. We lease these offices at market rates and our leases began on July 1, 2003 and June 25, 2003 respectively. We have not renewed the lease for 53 Yonge St, but pay on a monthly basis with a condition to provide three months termination notice. We have renewed the lease at 789 West Pender Street, which will continue until June 30, 2006, with an option to renew for an additional five years. We also lease office space in Dallas, Texas on a month to month basis, which we expect will suffice for the next year.

      We also have warehouse and logistic facilities in Toronto, Ontario and Richmond, British Columbia through our partnership with Mayfield Solutions Inc. In addition, we have access to a logistics facility and warehouse in Arlington, Texas, which is adequate for our current operations, and management believes will continue to be adequate through the initial lease term which is open ended. Management is currently investigating the possibility of outsourcing its inventory and logistics operations in the U.S. to more efficiently handle anticipated growth.


Legal Proceedings


      Occasionally we may be named as a party in claims and legal proceedings arising out of the normal course of our business. These claims and legal proceedings may relate to contractual rights and obligations, employment matters, or to other matters relating to our business and operations.

                                   MANAGEMENT

Officers And Directors

      The following table sets forth the names, ages, and titles of each of our directors and executive officers and employees expected to make a significant contribution to Swiss Medica.


Name                     Age       Title                                       Officer/Director Since(1)
----                     ---       -----                                       -------------------------
Raghunath Kilambi*       39        Chief Executive Officer and Director        2003

Bruce Fairbairn          52        Chief Financial Officer                     2004

Greg Nuttall*            39        Executive  Vice   President,   Strategy  &  2003
                                   Business Development and Director

Grant Johnson            45        President,  Chief  Operating  Officer  and  2003
                                   Director

Ronald Springer          52        Director                                    2003

Azim Fancy               63        Director                                    2003

Bryson Farrill           74        Director                                    2003

      * Mr. Nuttall resigned as the Company's Executive Vice President, Strategy
& Business Development and as a Director on January 25, 2005.

      There are no family relationships among any of the directors or officers of the Company


Biographical Information


      Raghunath Kilambi has served and is currently serving as our Chief Executive Officer, and a Director since May 2003. Prior to launching Swiss Medica, Mr. Kilambi served as a general partner of Rubicon Investment Group, a Canada-based merchant banking firm since 2001. Between 1998 and 2000, Mr. Kilambi was CFO and Director of FutureLink Corp., a California based application service provider. Mr. Kilambi is also a director of Rubicon Investment Group, Inc. Prior to Future Link, Mr. Kilambi was a principal at New Economy Capital from 1993 to 1998 and worked at Canada Starch Company from 1990 to 1993. Mr. Kilambi began his career with Touche Ross & Co. and is a Chartered Accountant holding a Bachelor of Commerce and a Graduate Diploma in Public Accounting from McGill University, in Montreal, Canada.

      Greg Nuttall was our Vice-Chairman and Executive Vice-President, Strategy & Business Development and a Director from July 2003 through January 2005. Mr. Nuttall has also acted as a General Partner at Rubicon Investment Group, a merchant banking firm, since December 2000. Prior to co-founding Rubicon, he co-founded Cultural Research Inc., a leading change management consulting firm where he worked from 1994 to December 2000. Earlier in his career Mr. Nuttall worked as a lawyer in the International Capital Markets department at Clifford Chance in London and practised corporate law at Tory Tory DesLauriers & Binnington in Toronto. Mr. Nuttall is currently a director of Dover Petroleum Corporation and Woodland Chemical Systems Inc. Mr. Nuttall received a Master of International Laws degree from Cambridge University, a Bachelor of Laws degree from Osgoode Hall Law School, and a B.A. from the University of Manitoba. Mr. Nuttall resigned as the Executive Vice President, Strategy & Business Development and as a Director on January 25, 2005.

      Grant Johnson has served as our President, Chief Operating Officer and Director since April 2003. From November 2001 until December 2002, before joining Swiss Medica, Mr. Johnson was an outside consultant and senior advisor to Scarab Systems Inc. From April 1999 until March 2002, Mr. Johnson was CEO of HLNT Networks International, a company that designed, built and maintained health Web sites. From September 1996 to February 1999 Mr. Johnson was the VP of Corporate Development at Starnet Communications, a software company which built and designed online gaming systems for clients. Mr. Johnson received a bachelor's degree in Economics from University of Western Ontario in 1983.

      Bruce Fairbairn has been our Chief Financial Officer since December 2004. Mr. Fairbairn brings nearly 30 years of experience as a financial analyst, internal auditor and Chief Financial Officer. After graduating from McGill University with a Bachelors degree in Commerce, Mr. Fairbairn served in various financial capacities at the Canadian subsidiaries of NYSE-listed companies such as Crane Company and Alcan Inc. He has also served as Chief Financial Officer or in a senior financial position for privately owned firms, such as Air Niagara Ltd., Range Transportation and Evergreen Peripherals Inc. He has also been a director of a private company called 984647 Ontario Limited since August 1992. Mr. Fairbairn has been the Company's Controller (part-time) since June 2003, controlling costs and building the accounting and budgeting systems. From 2000 to June 2003, Mr. Fairbairn was an independent financial consultant to mid-sized companies in the early growth stages. Prior to that, Mr. Fairbairn was responsible for all of the day-to-day operations of a privately-held corporation, including: financial reporting, cash flow analysis and control and implementation of maintenance of operating controls and procedures.

      Ronald Springer has served as a Director since May 2003. Mr. Springer has been the President and CEO of General Cosmetics Corporation since 1993. Prior to building General Cosmetics, he founded several other companies, including Heaven from Earth Corp., Ceo-Capital Corp, Global Capital Security Inc., Limardo Productions, ISB Overseas GmbH and Doitsu Shinpo. He also held positions at Esarco LTD. and Hynolds Ltd.

      Azim Fancy serves as a Director. Mr. Fancy is President and owner of real estate developer, Daulat Investments Limited since 1985. Prior to this, Mr. Fancy has held a variety of senior level positions, including Chairman and Owner, International Trading and Sales, Inc. (1977-1985), Chairman and Owner, Pan Atlantic Paper Inc. (1977-1985), and previously President, Orient Pacific Agencies Ltd., an arm of Gulf Group of Companies of London, England.

      Bryson Farrill serves as Chairman and Director of Swiss Medica Inc. since July 2002 Mr. Farrill has been a Financial Consultant for the past five years most recently acting as a Senior Partner of Belgravia Financial, a European real estate investment company based in London, England. Previously, he was a Member of the New York Stock Exchange and held various senior and executive-level positions at McLeod Young Weir and Mcleod Young Weir International (now Scotia McLeod). Mr. Farrill currently serves on the boards of directors of several leading public companies, including Power Technology, Inc., a designer and manufacturer of laser diodes (OTC:PWTC), Devine Entertainment, an media entertainment company (PK:DVNNF) and Crowflight Minerals Inc., a mining and exploration company (TSX:CML). He is also a director of a private company called Belgravia Financial Services Limited, a real estate investment company.

      No individual on our Board of Directors possesses all of the attributes of an audit committee financial expert and no one on our Board of Directors is deemed to be an audit committee financial expert. In forming our Board of Directors, we sought out individuals who would be able to guide our operations based on their business experience, both past and present, or their education. Our business model is not complex and our accounting issues are straightforward. Responsibility for our operations is centralized within management, which is comprised of four people. We rely on the assistance of others, such as our accountant, to help us with the preparation of our financial information. We recognize that having a person who possesses all of the attributes of an audit committee financial expert would be a valuable addition to our Board of Directors, however, we are not, at this time, able to compensate such a person therefore, we may find it difficult to attract such a candidate.


Directors' Compensation


      Two of our Directors are also employees and do not receive separate board compensation. Two of our remaining three directors each receive $3,000 per month, plus any related expenses incurred, and the third Director (also Chairman of our Board) receives $5,000 per month, plus any related expenses incurred. Mr. Nuttall, an employee as well as a Director, resigned as a Director and Officer effective January 25, 2005.


Term of Office

      The directors named above will serve until the next annual meeting of our shareholders. In the absence of an employment agreement, officers hold their positions at the pleasure of the Board of Directors.

Code of Ethics

      On March 29, 2004 our Board of Directors adopted a Code of Business Conduct and Ethics that applies to all of our officers, directors and employees.

Executive Compensation

                           Summary Compensation Table

      The following executive compensation disclosure reflects all compensation awarded to, earned by or paid to the executive officers below, for the fiscal years ended December 31, 2004, 2003 and 2002. The following table summarizes all compensation for fiscal years 2004, 2003 and 2002 received by our Chief Executive Officer or President, and all officers who earned more than $100,000 in fiscal year 2004.

                                            Annual Compensation                        Awards                   Payouts
Name and Position                     -----------------------------------         ---------------------   ----------------------
-----------------                                                                          Securities      LTIP      All Other
                       Fiscal                                Other Annual                  Underlying     Payouts   Compensation
                        Year          Salary $     Bonus $   Compensation         RSA $    Options/SARS      $            $
                        ----          --------     -------   ------------         -----    ------------   -------     --------
Raghunath Kilambi
CEO, CFO and Director   2002                --          --          --               --             --        --             --
                        2003          $ 51,233          --  $1,000,000(1)            --             --        --             --
                        2004          $ 46,000     $30,000  $   26,000(2)            --             --        --             --
Grant Johnson,
President, Chief
Operating Officer and
Director                2002                --          --          --               --             --        --             --
                        2003          $ 47,289           0  $  400,000(1)            --             --        --             --
                        2004          $ 60,000          --  $  111,800(3)            --             --        --             --

(1) Includes stock awards as signing bonuses of 1,250,000 shares of Class A Common Stock issued to Mr. Kilambi; 500,000 shares of Class A Common Stock issued to Mr. Johnson, all of which were issued with a fair market value of $0.80 per share at the time of issuance.


(2) Includes stock awards of 154,762 shares of Class A Common Stock issued to Mr. Kilambi, issued in lieu of salary, and 214,258 shares of Class A Common Stock issued as compensation.

(3) Includes stock awards of 1,120,000 shares of Class A Common Stock issued to Mr. Johnson with a fair market value of $0.09 per share.

Employment Agreements

      Our Board of Directors is currently considering an employment agreement for Mr. Raghunath Kilambi, Grant Johnson, and Bruce Fairbairn.

               Equity Compensation and Consultant Plan Information

---------------------------------------------------------------------------------------------------------------------
                           Number of securities to be    Weighted average exercise    Number of securities remaining
                            issued upon exercise of       price of outstanding        available for future issuance
                              outstanding options,     options warrants and rights    under the equity compensation
                           warrants and rights plan

Plan Category
---------------------------------------------------------------------------------------------------------------------
Equity Compensation                   0                             0                              0
Plans approved by
security holders

---------------------------------------------------------------------------------------------------------------------

Equity compensation             27,331,175(1)                     $0.34                       3,549,909(2)
plans not approved by
security holders

---------------------------------------------------------------------------------------------------------------------

(1)   Includes   warrants  granted  to  consultants  in  exchange  for  services rendered.

(2) Equity securities may be issued under the Company's 2003 Equity Incentive Plan or the 2003 Consultant Stock Plan. Pursuant to the terms of the 2003 Equity Incentive Plan, awards may be granted for options (both incentive stock options and non-qualified stock options) and for restricted stock and stock bonuses. Under the 2003 Consultant Stock Plan, awards may be granted to consultants in vested or unvested stock. As of December 31, 2004, there were an aggregate of 3,549,909 Common A Shares reserved for issuance under both plans.


2003 Equity Incentive Plan


      Our Board of Directors has approved the Swiss Medica, Inc. 2003 Equity Incentive Plan which permits us to grant, for a ten year period, stock awards, stock bonuses and stock options. We had originally reserved 4,500,000 shares of our Class A common stock for issuance to our directors, employees and consultants under the Plan. The Plan is administered by the Board of Directors. As the administrator of the Plan, the Board of Directors has the authority and discretion, subject to the provisions of the Plan, to select persons to whom stock awards, bonuses or options will be granted, to designate the number of shares to be covered by each option or stock award, to specify the type of consideration to be paid, and to establish all other terms and conditions of each option or stock award. Options granted under the Plan will not have a term that exceeds ten years from date of grant. As of December 31, 2004, we granted stock awards and bonuses equal to 991,828 shares of our Class A common stock under the Plan.


2003 Consultant Stock Plan


      Our Board of Directors has also approved the 2003 Consultant Stock Plan which permits us to grant, for a ten year period, stock issuances subject to vesting provisions, or "unvested stock" or stock awards without such restrictions. We had originally reserved 6,000,000 shares of our Class A common stock for issuance to consultants under the Consultant Plan. The Consultant Plan is administered by the Board of Directors. As the administrator of the Consultant Plan, the Board of Directors has the authority and discretion, subject to the provisions of the Consultant Plan, to select persons to whom stock awards or unvested stock will be granted, to designate the number of shares to be covered by each stock issuance, to specify the type of consideration to be paid, and to establish all other terms and conditions of each stock issuance. As of December 31, 2004, we granted stock awards (all vested) equal to 3,516,444 shares of our Class A common stock under the Consultant Plan.

      No stock options were granted or exercised during the last completed fiscal year by each of the executive officers and our directors

                             PRINCIPAL STOCKHOLDERS


      The following table sets forth certain information as of April 6, 2005 with respect to the beneficial ownership of the Company's Common Stock prior to this Offering, by (i) each person who beneficially owns more than 5% of our voting securities; (ii) each Director; (iii) each Executive Officer and (iv) all directors and executive officers as a group. Unless otherwise indicated, all persons named as beneficial owners of our voting securities, have sole voting and sole investment power with respect to the shares indicated as beneficially owned, and beneficial ownership includes shares issuable upon conversion of shares of Series Common Stock. As of April 6, 2005, the Company's issued and outstanding capital stock consisted of 87,504,167 shares of Common Stock, including 85,504,167 shares of Class A Common Stock and 2,000,000 shares of Class B Common Stock.



                                                                                           Percent of Shares of
                                                  Total Outstanding                        Class A and Class B
                                                Class A Common Stock  Total Outstanding      Common Stock
Name and Address                                    Beneficially      Class B Common Stock   Beneficially
of Beneficial Owner(1)(2)                              Owned          Beneficially Owned        Owned
Raghunath Kilambi Chief Executive
Officer, and Director (3)                               1,784,451         2,000,000             4.3%
Grant Johnson, President, Chief
Operating Officer and Director                          4,631,870           ----                5.3%
Bruce Fairbairn, Chief Financial Officer                  575,000           ----                0.7%
Azim Fancy, Director                                      486,860           ----                0.6%
Bryson Farrill, Chairman                                  900,000           ----                1.0%
Ronald Springer, Director (4)                           5,104,000           ----                5.8%
Alpha Capital Aktiengesellschaft(5)                  6,250,000(6)           ----                6.7%

All directors and officers as a group (6
   persons)                                            13,482,181         2,000,000            17.7%


--------------------------------------------------------------------------------

*     Less than 1%.


(1) Unless otherwise indicated, the address of the persons named in this column is c/o Swiss Medica, Inc., 53 Yonge Street, 3rd Floor, Toronto, Ontario, Canada M5E 1J3.

(2) Included in this calculation are shares deemed beneficially owned by virtue of the individual's right to acquire them within 60 days of the date of this report that would be required to be reported pursuant to Rule 13d-3 of the Securities Exchange Act of 1934.

(3)   Each  Class B Share is  entitled  to vote as 50  shares  of Class A Common
      Stock.

(4) Includes 4,054,000 Class A Shares owned by General Cosmetics Corporation, a corporation controlled by Ronald Springer.

(5) The address for Alpha Capital is 300 Esplanade Drive, suite 1950, Oxnard, California, 93036

(6) Includes 1,562,500 Warrants with an exercise price of $0.30 per share, and 1,562,500 Warrants outstanding with an exercise price of $0.40 per share all exercisable within 60 days of the date of this report that would be required to be reported pursuant to Rule 13d-3 of the Securities Exchange Act of 1934.

                MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S
                   COMMON EQUITY AND OTHER STOCKHOLDER MATTERS

      Our common stock is not listed on any national stock exchange. The Class A Common Stock is traded over-the-counter on the Over-the-Counter Electronic Bulletin Board under the symbol "SWME." The following table sets forth the high and low bid information for the common stock for each quarter within the last two fiscal years, as reported by the Over-the-Counter Electronic Bulletin Board.


      2005                      High Bid                Low Bid
                            ----------------       ----------------
      First Quarter                    $0.45                  $0.25

      2004                      High Bid                Low Bid
                            ----------------       ----------------
      First Quarter                    $0.39                  $0.17
      Second Quarter                   $0.40                 $0.105
      Third Quarter                    $0.14                  $0.06
      Fourth Quarter                   $0.38                  $0.08

      2003                      High Bid                Low Bid
                            ----------------       ----------------
      First Quarter                    $1.07                  $0.70
      Second Quarter                   $1.01                  $0.52
      Third Quarter                    $0.68                  $0.15
      Fourth Quarter                   $0.53                  $0.14

      As of April 6, 2005, there were approximately 2,624 holders of record of our Class A common stock. This number does not include an indeterminate number of shareholders whose shares are held by brokers in street name.

      Prior to becoming a reporting company, we were an S corporation for tax reporting purposes and we paid dividends to our sole shareholder.


Dividend Policy


      Since becoming a reporting company, we have never declared or paid any cash dividends on our common stock and do not expect to declare or pay any cash dividends in the foreseeable future.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      For the year ended December 31, 2002, $4,325 was recorded as other income in connection with the forgiveness of accrued interest liabilities to a noteholder. In January 2003, a shareholder advanced an additional $19,489 of funds to the Company for working capital purpose. No formal repayment terms or arrangements exist.

      In March 2003, a total of 2,000,000 shares of Class A common restricted stock and 2,000,000 shares of Class B common stock were issued to a shareholder in exchange for a total of $746,285 of previously incurred debt. All outstanding balances due to shareholders were paid in full as of December 31, 2003.

                          DESCRIPTION OF CAPITAL STOCK

Common Stock

      Class A Common Stock


      The Company is authorized to issue 100,000,000 shares of Class A Common Stock, $0.001, of which 80,398,904 shares were issued and outstanding at April 6, 2005. Holders of Class A Common Stock are entitled to receive such dividends as may be declared by the Board of Directors, in their sole discretion, from funds legally available for such dividends. If the Board of Directors declared a dividend, all of the outstanding shares of Class A Common Stock would be entitled to receive a pro rata share in any dividend available to holders of Class A Common Stock. Upon liquidation, holders of shares of Class A Common Stock are entitled to a pro rata share in any distribution available to holders of Class A Common Stock. The holders of Class A Common Stock have one vote per share on each matter to be voted on by stockholders, but are not entitled to vote cumulatively. Holders of Class A Common Stock have no preemptive rights. The securities being offered hereby are Class A Common Stock. All of the outstanding shares of Class A Common Stock are, and all of the shares of Class A Common Stock offered for resale in connection with this prospectus will be, validly issued, fully paid and non-assessable.


      Class B Common Stock


      The Company is authorized to issue 50,000,000 shares of Class B Common Stock, $0.001, of which 2,000,000 shares were issued and outstanding at April 6, 2004, all of which are issued to our Chief Executive Officer, Mr. Raghunath Kilambi.


      Generally, Class A and Class B Common Stock are identical and the holders thereof are entitled to the same rights and privileges and share ratably on all matters and are identical in all respects except in the following manner: holders of Class B Common Stock are entitled to 50 votes per share on all matters while holders of Class A Common Stock are entitled to one vote per share.

      Prior to any sale, transfer, gift or other disposition of Class B Common Stock, we have the option to convert the shares of Class B Common Stock subject to such transfer to the same number of shares of Class A Common Stock. In addition, we may also convert all shares of Class B Common Stock into the same number of shares of Class A Common Stock upon the holder's termination of employment with our Company. Finally, shares of Class B Common Stock will be automatically converted into the same number of shares of Class A Common Stock upon any sale of Class B Common Stock through a public offering of our securities registered with the Securities and Exchange Commission.

Preferred Stock

         Our charter authorizes us to issue up to 10 million shares of preferred stock. Our charter authorizes our Board of Directors to provide for the issuance of serial preferred stock and to fix and state the powers, designations and preferences of each such series. Currently, no series of preferred stock has been designated and there are no shares of preferred stock is issued or outstanding.

Warrants


      The Company currently has 14,430,925 warrants outstanding to purchase shares of the Company's Class A Common Stock.


Options


      The Company currently has 3,431,098 options outstanding to purchase shares of the Company's Class A Common Stock.


Transfer Agent

      Swiss Medica's transfer agent is Atlas Stock Transfer Corp., 5899 South State Street, Salt Lake City, Utah 84107, telephone (801) 266-7151

Reports To Shareholders

      We intend to furnish our shareholders with annual reports which will describe the nature and scope of our business and operations for the prior year and will contain a copy of our audited financial statements for its most recent fiscal year.

Indemnification Of Directors And Executive Officers And Limitation On Liability

      (a) Section 145 of the Delaware General Corporation Law provides that:

      Sec.145. INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS; INSURANCE

      (1) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such actions suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

      (2) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

      (3) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b), or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

      (4) Any indemnification under subsections (a) and (b) (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b). Such determination shall be made (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.

      (5) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this Section. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

      (6) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

      (7) A corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

      (8) For purposes of this Section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

      (9) For purposes of this Section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this Section.

      (10) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

      (11) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees). (As amended by Ch. 186, Laws of 1967, Ch. 421, Laws of 1970, Ch. 437, Laws of 1974, Ch. 25, Laws of 1981, Ch. 112, Laws of 1983, Ch. 289, Laws of 1986, Ch. 376, Laws of 1990, and Ch. 261, Laws of 1994.)

      (b) Section 102 of the Delaware General Corporation Law includes the following provisions:

      Sec. 102. CERTIFICATE OF INCORPORATION; CONTENTS

      (1) The certificate of incorporation shall set forth:

      (2) In addition to the matters required to be set forth in the certificate
of   incorporation  by  subsection  (a)  of  this  section  the  certificate  of incorporation may also contain any or all of the following matters:

            (vii) A provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of this Title, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective. All references in this paragraph to a director shall also be deemed to refer (x) to a member of the governing body of a corporation which is not authorized to issue capital stock and (y) to such other person or persons, if any, who, pursuant to a provision of the certificate of incorporation in accordance with subsection (a) of ss. 141 of this title, exercise or perform any of the powers or duties otherwise conferred or imposed upon the board of directors by this title.

            (c) Article Nine of the Company's Certificate of Incorporation provides:

            No director of this corporation shall be liable to the corporation for monetary damages for an act or omission occurring in the director's capacity as a director, except to the extent the statutes of the State of Delaware expressly provided that the director's liability may not be eliminated or limited. Any repeal or amendment of this paragraph that increases the liability of a director shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the corporation existing at the time of such repeal or amendments.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us for expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether our indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue by the court.

Anti-Takeover Effects Of Provisions Of The Certificate Of Incorporation

      There are no Delaware anti-takeover provisions that may have the affect of delaying or preventing a change in control. However, as described elsewhere in this prospectus, the existence of the Class B Common Stock and the authorized shares of preferred stock may have the effect of discouraging or preventing a potential takeover or change of control of the Company.

                                     EXPERTS


      The audited financial statements included in this prospectus and elsewhere in the registration statement for the fiscal years ended December 31, 2004 and 2003 have been audited by Russell Bedford Stefanou Mirchandani LLP. The reports of Russell Bedford Stefanou Mirchandani LLP, are included in this prospectus in reliance upon the authority of this firm as experts in accounting and auditing. The report of Russell Bedford Stefanou Mirchandani LLP contained elsewhere in this prospectus contain an explanatory paragraph regarding its ability to continue as a going concern.


                                  LEGAL MATTERS

      The validity of the shares offered herein will be opined on for us by Kirkpatrick & Lockhart Nicholson Graham LLP, which has acted as our outside legal counsel in relation to certain, restricted tasks.

                              AVAILABLE INFORMATION

      We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all the information set forth in the registration statement, as permitted by the rules and regulations of the Commission. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document that we have filed as an exhibit to the registration statement are qualified in their entirety by reference to the to the exhibits for a complete statement of their terms and conditions. The registration statement and other information may be read and copied at the Commission's Public Reference Room at 450 Fifth Street N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains a web site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission.

                              FINANCIAL STATEMENTS


                                                                            PAGE
Report of Independent Certified Public Accountants dated
 February 23, 2005                                                          F-2
Balance Sheets (December 31, 2004 and 2003)                                 F-3
Statements of Losses (For years ended December 31, 2004 and 2003)           F-4
Statements of (Deficiency in) Stockholders' Equity (For the Years
 Ended December 31, 2004 and 2003)                                          F-5
Statements of Cash Flows (For the Years Ended December 31, 2004 and 2003)   F-6
Notes to Financial Statements                                         F-7 - F20

                    RUSSELL BEDFORD STEFANOU MIRCHANDANI LLP
                          CERTIFIED PUBLIC ACCOUNTANTS

        REPORT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM



Board of Directors
Swiss Medica, Inc.
Toronto, Ontario


      We have audited the balance sheets of Swiss Medica, Inc. (the "Company") as of December 31, 2004 and 2003 and the related statements of losses, deficiency in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based upon our audits.

      We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company at December 31, 2004 and 2003 and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

      The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note N, the Company is experiencing difficulty in generating sufficient cash flow to meet its obligations and sustain its operations, which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note N. The accompanying statements do not include any adjustments that might result from the outcome of this uncertainty.



                                    /s/ RUSSELL BEDFORD STEFANOU MIRCHANDANI LLP
                                    --------------------------------------------
                                        Russell Bedford Stefanou Mirchandani LLP
                                        Certified Public Accountants
McLean, Virginia
February 23, 2005

                               SWISS MEDICA, INC.
                                 BALANCE SHEETS
                           December 31, 2004 and 2003


                                                                          2004             2003
                                                                          ----             ----
ASSETS:
Cash and cash equivalents                                            $   1,630,559    $       1,471
Accounts  receivable,  net of allowance for discounts of
$12,763 and $ 18,364   at  December 31, 2004 and
December 31,  2003, respectively                                            60,412          103,017

Inventories (Note B)                                                       616,585            8,057

Prepaid expenses and deposits                                               75,498           86,310
                                                                     -------------    -------------

Total current assets                                                     2,383,054          198,855

Property and equipment:: (Note C and D)

Property and equipment:                                                     54,382           48,751

Less: accumulated depreciation                                              16,125            6,094
                                                                     -------------    -------------

Total property and equipment                                                38,257           42,657

Other assets: (Note C)
Intangible assets, net of accumulated amortization of $301,763 and
$116,062 at December 31, 2004 and December 31, 2003, respectively          457,987          643,688

Other receivable                                                            22,798               --
                                                                     -------------    -------------
Total other assets                                                         480,785          643,688


Total assets                                                         $   2,902,096    $     885,200
                                                                     =============    =============


LIABILITIES AND STOCKHOLDERS' EQUITY:
Cash disbursed in excess of available funds                          $          --    $       3,102

Accounts payable and accrued liabilities (Note E)                        1,751,114          184,585

Convertible Notes Payable (Note F)                                         500,000               --

Notes payable (Note F)                                                     342,000               --

Other advances (Note G)                                                         --          126,527
                                                                     -------------    -------------

Total current liabilities                                                2,593,114          314,214

Commitments and contingencies (Note L)                                          --               --

Stockholders' equity:
Preferred stock, par value $.001 per share; 10,000,000 shares authorized; none issued at December 31, 2004 and December 31,
2003 (Note H)                                                                   --               --
Class A Common  stock,  par value $ .001 per share;                    100,000,000
shares  authorized;  66,493,654 and 26,962,530  shares issued at
December 31, 2004 and December 31, 2003, respectively (Note H)              66,494           26,963
Class B Common  stock,  par value  $.001 per  share;                    50,000,000
shares authorized;  2,000,000 shares issued at December 31, 2004
and December 31, 2003 (Note H)                                               2,000            2,000

Additional paid-in capital                                              26,628,844       19,679,507

Accumulated deficit                                                    (26,388,356)     (19,137,484)
                                                                     -------------    -------------

Total stockholders' equity                                                 308,982          570,986
                                                                     -------------    -------------
Total liabilities and stockholders' equity                           $   2,902,096    $     885,200
                                                                     =============    =============

                 See accompanying notes to financial statements

                               SWISS MEDICA, INC.
                              STATEMENTS OF LOSSES
                 For the years ended December 31, 2004 and 2003

                                                             2004            2003
                                                             ----            ----
Revenue:
Sales, net                                               $    626,569    $    104,091

Cost of Sales                                                 119,798          16,991
                                                         ------------    ------------

Gross Profit                                                  506,771          87,100

Operating Expenses:

Research and Development                                        2,602       3,725,826

Selling, General and Administrative expenses                7,553,742      10,220,367

Depreciation and Amortization (Note C and D)                  195,732         122,157
                                                         ------------    ------------

Total Operating Expenses                                    7,752,076      14,068,350

Loss from Operations                                       (7,245,305)    (13,981,250)

Interest Expense                                               (5,567)         (7,250)

Provision for Income Taxes                                         --              --
                                                         ------------    ------------


Net Loss                                                 $ (7,250,872)   $(13,988,500)
                                                         ============    ============


Loss per common share  (basic and  assuming  dilution)

(Note K)                                                 $      (0.14)   $      (0.88)
                                                         ============    ============


Weighted average common shares outstanding                 51,000,505      15,936,124
                                                         ============    ============


                 See accompanying notes to financial statements

                               SWISS MEDICA, INC.
               STATEMENTS OF (DEFICIENCY IN) STOCKHOLDERS' EQUITY
                 For the years ended December 31, 2004 and 2003

                                               Class A Common Stock          Class B Common Stock       Additional
                                                                                                         Paid-in
                                              Shar           Amount         Shares         Amount        Capital
                                           ------------   ------------   ------------   ------------   ------------
Balance at January 1, 2003                      278,180   $        278             --   $         --   $  4,210,402
Common  shares  issued in  exchange  for
services rendered                            15,999,431         15,999             --             --      9,673,372
Common  shares  issued in  exchange  for
previously incurred debt                      2,000,000          2,000      2,000,000          2,000        762,285
Common  shares  issued in  exchange  for
cash, net of costs and fees                   1,773,919          1,774             --             --        431,673
Common  shares  issued in  exchange  for
prepaid rent                                    161,000            161             --             --         31,839
Common shares issued in connection  with
acquisition                                                                                                      of
Corp.'s assets (Note C)                       6,750,000          6,750             --             --      4,525,877
Warrants                                                                                                 issued  to
exchange for services rendered (Note I)              --             --             --             --         44,060

Net loss                                             --             --             --             --             --
                                           ------------   ------------   ------------   ------------   ------------


Balance at December 31, 2003                 26,962,530   $     26,963      2,000,000   $      2,000   $ 19,679,507
                                           ============   ============   ============   ============   ============
Common  shares  issued in  exchange  for
services rendered and prepaid expenses       15,325,504         15,325             --             --      2,679,981
Common  shares  issued in  exchange  for
cash, net of costs and fees                  19,490,000         19,490             --             --      2,867,010
Common  shares  issued in  exchange  for
warrants  exercised,  net of  costs  and
fees                                          4,673,750          4,674             --             --      1,107,514
Common  shares  issued in  exchange  for
expenses paid by shareholders                    41,870             42             --             --          7,332
Warrants issued  to    consultants  in
exchange for services rendered (Note I)              --             --             --             --        287,500


Net loss                                             --             --             --             --             --
                                           ------------   ------------   ------------   ------------   ------------


Balance at December 31, 2004                 66,493,654   $     66,494      2,000,000   $      2,000   $ 26,628,844
                                           ============   ============   ============   ============   ============


                                           Accumulated
                                              Deficit          Total
                                           ------------    ------------
Balance at January 1, 2003                 $ (5,148,984)   $   (938,304)
Common  shares  issued in  exchange  for
services rendered                                    --       9,689,371
Common  shares  issued in  exchange  for
previously incurred debt                             --         766,285
Common  shares  issued in  exchange  for
cash, net of costs and fees                          --         433,447
Common  shares  issued in  exchange  for
prepaid rent                                         --          32,000
Common shares issued in connection  with
acquisition                                     General       Cosmetics
Corp.'s assets (Note C)                              --       4,532,627
Warrants                                    consultants              in
exchange for services rendered (Note I)              --          44,060

Net loss                                    (13,988,500)    (13,988,500)
                                           ------------    ------------


Balance at December 31, 2003               $(19,137,484)   $    570,986
                                           ============    ============
Common  shares  issued in  exchange  for
services rendered and prepaid expenses               --       2,695,306
Common  shares  issued in  exchange  for
cash, net of costs and fees                          --       2,886,500
Common  shares  issued in  exchange  for
warrants  exercised,  net of  costs  and
fees                                                 --       1,112,188
Common  shares  issued in  exchange  for
expenses paid by shareholders                        --           7,374
Warrants issued  to    consultants  in
exchange for services rendered (Note I)              --         287,500


Net loss                                     (7,250,872)     (7,250,872)
                                           ------------    ------------


Balance at December 31, 2004               $(26,388,356)   $    308,982
                                           ============    ============

                 See accompanying notes to financial statements

                               SWISS MEDICA, INC.
                            STATEMENTS OF CASH FLOWS
                 For the years ended December 31, 2004 and 2003


                                                                                            2004           2003
                                                                                            ----           ----
Cash flows from operating activities:
Net loss                                                                               $ (7,250,872)   $(13,988,500)
Adjustments to reconcile net loss to net cash (used in) operating activities:
Provision for sales returns and allowances                                                   (5,601)             --

Common stock issued in exchange for services rendered (Note H)                            2,665,306       9,689,371

Common stock issued in exchange for expenses paid by shareholders (Note H)                    7,374

Common stock issued in exchange for research and development costs (Note C)                      --       3,724,125

Stock warrants issued in exchange for services (Note I)                                     287,500          44,060
Expenses prepaid in prior year                                                               85,393              --

Depreciation and amortization (Note C and D)                                                195,732         122,157

(Increase) decrease in accounts receivable                                                   48,206        (103,017)

(Increase) decrease in inventories                                                         (608,528)         (8,057)

(Increase) decrease in deposits and other assets                                            (67,379)        (38,519)

Increase (decrease) in cash disbursed in excess of available funds                           (3,102)          3,102

Increase (decrease) in accounts payable and accrued liabilities                           1,566,528         (22,812)
                                                                                       ------------    ------------
Net cash (used in) operating activities                                                  (3,079,443)       (578,090)

Cash flows from investing activities:

Purchase of property and equipment (Note D)                                                  (5,630)             --
                                                                                       ------------    ------------
Net cash (used in) investing activities                                                      (5,630)             --

Cash flows from financing activities:

Proceeds from related party advances                                                             --          19,489

Proceeds from notes payable (Note F)                                                        342,000              --

Proceeds from convertible debentures (Note F)                                               500,000              --

Proceeds from sale of common stock, net of costs (Note H)                                 3,998,688         433,447

Proceeds from (repayments to) third party advances (Note G)                                (126,527)        126,527
                                                                                       ------------    ------------
Net cash provided by investing activities                                                 4,714,161         579,463

Net increase in cash and cash equivalents                                                 1,629,088           1,373


Cash and cash equivalents at the beginning of the year                                        1,471              98
                                                                                       ------------    ------------
Cash and cash equivalents at the end of the year                                       $  1,630,559    $      1,471
                                                                                       ============    ============


Supplemental Disclosures of Cash Flow Information:
Interest paid in cash                                                                  $         --    $         --

Taxes paid in cash                                                                               --              --

Issuance of common stock in exchange for services (Note H)                                2,665,306       9,689,371
Issuance  of common  stock in exchange  for  expenses  paid by  shareholders
(Note H)                                                                                      7,374              --
Issuance of Class B common stock in exchange for  previously  incurred  debt
(Note H)                                                                                         --          20,000
Issuance of Class A common stock in exchange for  previously  incurred  debt
(Note H)                                                                                         --         746,285

Common stock issued in exchange for research and development costs (Note C)                      --       3,724,125

Common stock issued in exchange for prepaid rent (Note H)                                        --          32,000

Common stock issued in exchange for office equipment (Note C)                                    --          48,751

Common stock issued in exchange for intangible assets (Note C)                                   --         759,751
Common stock issued in exchange for prepaid service fees (Note H)                            30,000              --
Expenses pre-paid in prior year                                                              85,393              --

Issuance of stock warrants in exchange for services (Note I)                                287,500          44,060

                 See accompanying notes to financial statements

                               SWISS MEDICA, INC.
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2004 and 2003

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


A summary of the significant accounting policies applied in the preparation of the accompanying consolidated financial statements follows.


Business Operations

Swiss Medica, Inc., formerly Global Path Incorporated (the "Company") was reincorporated under the laws of the State of Delaware in September 2001. The Company is engaged in the business of marketing and distributing proprietary bioscience health products, with the focus on chronic ailments.

Cash and Cash Equivalents


For purposes of the Statements of Cash Flows, the Company considers all highly liquid debt instruments purchased with a maturity date of three months or less to be cash equivalents.


Property and Equipment

Property and equipment are stated at cost. When retired or otherwise disposed, the related carrying value and accumulated depreciation are removed from the respective accounts and the net difference less any amount realized from disposition, is reflected in earnings. For financial statement purposes, property and equipment are depreciated using the straight-line method over their estimated useful lives of the assets.

Long-Lived Assets

The Company has adopted Statement of Financial Accounting Standards No. 144 ("SFAS 144"). The Statement requires that long-lived assets and certain identifiable intangibles held and used by the Company be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Events relating to recoverability may include significant unfavorable changes in business conditions, recurring losses, or a forecasted inability to achieve break-even operating results over an extended period. The Company evaluates the recoverability of long-lived assets based upon forecasted undiscounted cash flows. Should an impairment in value be indicated, the carrying value of intangible assets will be adjusted, based on estimates of future discounted cash flows resulting from the use and ultimate disposition of the asset. SFAS No. 144 also requires assets to be disposed of be reported at the lower of the carrying amount or the fair value less costs to sell.

Income Taxes


The Company has implemented the provisions on Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). SFAS 109 requires that income tax accounts be computed using the liability method. Deferred taxes are determined based upon the estimated future tax effects of differences between the financial reporting and tax reporting bases of assets and liabilities given the provisions of currently enacted tax laws.


Net Earnings (Losses) Per Common Share


The Company computes earnings (losses) per share under Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128"). Net earnings (losses) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock and dilutive common stock equivalents outstanding during the year. Dilutive common stock equivalents consist of shares issuable upon conversion of convertible preferred shares and the exercise of the Company's stock options and warrants (calculated using the treasury stock method).

                               SWISS MEDICA, INC.
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2004 and 2003

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Use of Estimates


The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.


Revenue Recognition

For revenue from product sales, the Company follows a policy of recognizing revenues as products are shipped. The the Company recognizes revenue in accordance with Staff Accounting Bulletin No. 104, REVENUE RECOGNITION ("SAB104"), which superceded Staff Accounting Bulletin No. 101, REVENUE RECOGNITION IN FINANCIAL STATEMENTS ("SAB101"). SAB 101 requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the selling price is fixed and determinable; and (4) collectibility is reasonably assured. Determination of criteria (3) and (4) are based on management's judgments regarding the fixed nature of the selling prices of the products delivered and the collectibility of those amounts. Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments are provided for in the same period the related sales are recorded. The Company defers any revenue for which the product has not been delivered or is subject to refund until such time that the Company and the customer jointly determine that the product has been delivered or no refund will be required.

SAB 104 incorporates Emerging Issues Task Force 00-21 ("EITF 00-21"), MULTIPLE-DELIVERABLE REVENUE ARRANGEMENTS. EITF 00-21 addresses accounting for arrangements that may involve the delivery or performance of multiple products, services and/or rights to use assets. The effect of implementing EITF 00-21 on the Company's consolidated financial position and results of operations was not significant.

Advertising

The Company follows the policy of charging the costs of advertising to expenses as incurred. The Company incurred advertising costs of $809,789 and $28,938 for the years ended December 31, 2004 and 2003, respectively.

Research and Development

The Company accounts for research and development costs in accordance with the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 2 ("SFAS 2"), "Accounting for Research and Development Costs." Under SFAS 2, all research and development costs must be charged to expense as incurred. Accordingly, internal research and development costs are expensed as incurred. Third-party research and developments costs are expensed when the contracted work has been performed or as milestone results have been achieved. Company-sponsored research and development costs related to both present and future products are expensed in the period incurred. The Company incurred expenditures of $2,601 and $3,725,826 on research and product development for the years ended December 31, 2004 and 2003, respectively (Note C).


Foreign Currency Translation

         The Company translates the foreign currency financial statements in accordance with the requirements of Statement of Financial Accounting Standards No. 52, "Foreign Currency Translation." Assets and liabilities are translated at current exchange rates in effect during the period. Resulting translation adjustments are recorded as a separate component in stockholder's equity. Foreign currency transaction gains and losses are included in the statement of operations.

                               SWISS MEDICA, INC.
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2004 and 2003

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)


Liquidity


      As shown in the accompanying financial statements, the Company incurred a net loss of $7,250,872 and $13,988,500 for the year ended December 31, 2004 and 2003, respectively. The Company's current liabilities exceeded its current assets by $210,060 as of December 31, 2004.


Concentrations of Credit Risk


Financial instruments and related items, which potentially subject the Company to concentrations of credit risk, consist primarily of cash, cash equivalents and related party receivables. The Company places its cash and temporary cash investments with credit quality institutions. At times, such investments may be in excess of the FDIC insurance limit. The Company periodically reviews its trade receivables in determining its allowance for doubtful accounts. The allowance for doubtful accounts was $12,763 and $18,364 at December 31, 2004 and 2003, respectively.


Comprehensive Income (Loss)

      The Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income". SFAS No. 130 establishes standards for the reporting and displaying of comprehensive income and its components. Comprehensive income is defined as the change in equity of a business during a period from transactions and other events and circumstances from non-owner sources. It includes all changes in equity during a period except those resulting from investments by owners and distributions to owners. SFAS No. 130 requires other comprehensive income (loss) to include foreign currency translation adjustments and unrealized gains and losses on available-for-sale securities.

Fair Value of Financial Instruments


Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments," requires disclosure of the fair value of certain financial instruments. The carrying value of cash and cash equivalents, accounts receivable, accounts payable and short-term borrowings, as reflected in the balance sheets, approximate fair value because of the short-term maturity of these instruments.


Stock Based Compensation


In December 2002, the FASB issued Statement of Financial Accounting Standards No. 148 ("SFAS No. 148"), "Accounting for Stock-Based Compensation-Transition and Disclosure-an amendment of SFAS 123." This statement amends SFAS No. 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company has chosen to continue to account for stock-based compensation using the intrinsic value method prescribed in APB Opinion No. 25 and related interpretations. Accordingly, compensation expense for stock options is measured as the excess, if any, of the fair market value of the Company's stock at the date of the grant over the exercise price of the related option. The Company has adopted the annual disclosure provisions of SFAS No. 148 in its financial reports for the year ended December 31, 2004 and 2003 and will adopt the interim disclosure provisions for its financial reports for the subsequent periods. The Company has no awards of stock-based employee compensation outstanding at December 31, 2004.

                               SWISS MEDICA, INC.
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2004 and 2003

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)


Segment Information

Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131") establishes standards for reporting information regarding operating segments in annual financial statements and requires selected information for those segments to be presented in interim financial reports issued to stockholders. SFAS 131 also establishes standards for related disclosures about products and services and geographic areas. Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision-making group, in making decisions how to allocate resources and assess performance. The information disclosed herein materially represents all of the financial information related to the Company's principal operating segment.

New Accounting Pronouncements


In November 2004, the Financial Accounting Standards Board (FASB) issued SFAS 151, Inventory Costs-- an amendment of ARB No. 43, Chapter 4. This Statement amends the guidance in ARB No. 43, Chapter 4, "Inventory Pricing," to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Paragraph 5 of ARB 43, Chapter 4, previously stated that ". . . under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and rehandling costs may be so abnormal as to require treatment as current period charges. . . ." This
Statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of "so abnormal." In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. This Statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Management does not believe the adoption of this Statement will have any immediate material impact on the Company.

In December 2004, the FASB issued SFAS No.152, "Accounting for Real Estate Time-Sharing Transactions--an amendment of FASB Statements No. 66 and 67" ("SFAS
152) The amendments made by Statement 152 This Statement amends FASB Statement No. 66, Accounting for Sales of Real Estate, to reference the financial accounting and reporting guidance for real estate time-sharing transactions that is provided in AICPA Statement of Position (SOP) 04-2, Accounting for Real Estate Time-Sharing Transactions. This Statement also amends FASB Statement No. 67, Accounting for Costs and Initial Rental Operations of Real Estate Projects, to state that the guidance for (a) incidental operations and (b) costs incurred to sell real estate projects does not apply to real estate time-sharing transactions. The accounting for those operations and costs is subject to the guidance in SOP 04-2. This Statement is effective for financial statements for fiscal years beginning after June 15, 2005. with earlier application encouraged. The Company does not anticipate that the implementation of this standard will have a material impact on its financial position, results of operations or cash flows.

On December 16, 2004, the Financial Accounting Standards Board ("FASB") published Statement of Financial Accounting Standards No. 123 (Revised 2004), Share-Based Payment ("SFAS 123R"). SFAS 123R requires that compensation cost related to share-based payment transactions be recognized in the financial statements. Share-based payment transactions within the scope of SFAS 123R include stock options, restricted stock plans, performance-based awards, stock appreciation rights, and employee share purchase plans. The provisions of SFAS 123R are effective as of the first interim period that begins after June 15, 2005. Accordingly, the Company will implement the revised standard in the third quarter of fiscal year 2005. Currently, the Company accounts for its share-based payment transactions under the provisions of APB 25, which does not necessarily require the recognition of compensation cost in the financial statements. Management is assessing the implications of this revised standard, which may materially impact the Company's results of operations in the third quarter of fiscal year 2005 and thereafter.

                               SWISS MEDICA, INC.
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2004 and 2003

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

New Accounting Pronouncements (Continued)

On December 16, 2004, FASB issued Statement of Financial Accounting Standards No. 153, Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions (" SFAS 153"). This statement amends APB Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. Under SFAS 153, if a nonmonetary exchange of similar productive assets meets a commercial-substance criterion and fair value is determinable, the transaction must be accounted for at fair value resulting in recognition of any gain or loss. SFAS 153 is effective for nonmonetary transactions in fiscal periods that begin after June 15, 2005. The Company does not anticipate that the implementation of this standard will have a material impact on its financial position, results of operations or cash flows.


Reclassifications

Certain reclassifications have been made in prior year's financial statements to conform to classifications used in the current year.

NOTE B - INVENTORIES

         Inventories are stated at the lower of cost or market determined by the first-in, first-out (FIFO) method. Inventories primarily consist of cosmetic oils and packaging materials. Components of inventories as of December 31, 2004 and 2003 are as follows:


                                 2004           2003
                                 ----           ----

            Raw Materials    $    172,652   $      2,893
            Finished Goods        443,933          5,164
                             ------------   ------------

                             $    616,585   $      8,057
                             ============   ============


NOTE C - ACQUISITION

      On May 20, 2003 the Company acquired equipment, nine patented bioscience products and related intangible assets from General Cosmetics Corporation.


      In consideration for the acquisition of the tangible (see Note D) and intangible assets, the Company issued a total of 6,750,000 shares of restricted common stock. The stock that was issued in this transaction was valued at 85 percent of its average closing price ten days prior to and after May 21, 2003. The cost of the tangible and intangible assets acquired is the fair value of the Company's common stock issued of $4,532,627.


      In connection with the acquisition of the tangible and intangible assets, the Company acquired $3,724,125 of research and development assets which were charged to operations during the year ended December 31, 2003 and are included in the accompanying statement of losses as research and development expenditures.

                               SWISS MEDICA, INC.
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2004 and 2003

NOTE C - ACQUISITION (Continued)

INTANGIBLE ASSETS

      The cost to acquire the intangible assets has been preliminarily allocated to the assets acquired according to estimated fair values and is subject to adjustment when additional information concerning asset valuations is finalized.

      The Company has adopted SFAS No. 142, Goodwill and Other Intangible Assets, whereby the Company periodically test its intangible assets for impairment. On an annual basis, and when there is reason to suspect that their values have been diminished or impaired, these assets are tested for impairment, and write-downs will be included in results from operations.

      The intangible assets acquired and carrying value at December 31, 2003 are:


                                 Gross
                               Carrying                                             Weighted Average
                                            Accumulated                 Residual      Amortization
                                Amount      Amortization      Net         Value      Period (Years)
                                ------      -----------       ---      -----------   --------------
         Amortizable
      Intangible Assets:
      Patents                  $  563,250   $  (70,406)   $  492,844   $       --          5.0
      Customer Mailing Lists       30,000       (3,750)       26,250           --          5.0
      Trademarks                   45,000       (5,625)       39,375           --          5.0
      Non-compete agreements      112,500      (35,156)       77,344           --          2.0
      Other                         9,000       (1,125)        7,875           --          5.0
      ----------------------   ----------   ----------    ----------   ----------   ----------

      Total                    $  759,750   $ (116,062)   $  643,688   $       --          4.6
                               ==========   ==========    ==========   ==========   ==========

                               SWISS MEDICA, INC.
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2004 and 2003

NOTE C - ACQUISITION (Continued)

      The intangible assets acquired and carrying value at December 31, 2004 are:

                                          Gross
                                         Carrying                                             Weighted Average
                                                       Accumulated                 Residual      Amortization
                                          Amount      Amortization      Net         Value      Period (Years)
                                          ------      -----------       ---      -----------   --------------
      Amortizable Intangible Assets:
      Patents                          $    563,250   $   (183,056)   $    380,194   $         --            5.0
      Customer Mailing Lists                 30,000         (9,750)         20,250             --            5.0
      Trademarks                             45,000        (14,625)         30,375             --            5.0
      Non-compete agreements                112,500        (91,406)         21,094             --            2.0
      Other                                   9,000         (2,925)          6,075             --            5.0
                                       ------------   ------------    ------------   ------------   ------------

      Total                            $    759,750   $   (301,762)   $    457,988   $         --            4.6
                                       ============   ============    ============   ============   ============


      Total amortization expense charged to operations for the year ended December 31, 2004 and 2003 were $185,701 and $116,063.

      Estimated amortization expense as of December 31, 2004 is as follows:

                2005                     $ 150,544
                2006                       129,450
                2007                       129,450
                2008                        48,544
                                         ---------

                Total                    $ 457,988
                                         =========

                               SWISS MEDICA, INC.
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2004 and 2003

NOTE D - PROPERTY AND EQUIPMENT

      In connection with the acquisition of assets from General Cosmetics Corporation in May 2003, the Company's acquired a total of $48,751 of property and equipment (Note C). During the year ended December 31, 2004, the Company also acquired furniture and equipment for its new facilities in Texas. . Property and equipment are depreciated over their estimated useful life of 5 years. Property and equipment at December 31, 2004 and 2003 consists of the following:

                                     2004            2003
                                     ----            ----
Office furniture and equipment   $     54,382    $     48,751
Accumulated depreciation              (16,125)         (6,094)
                                 ------------    ------------

                                 $     38,257    $     42,657
                                 ============    ============


      Depreciation expense included as a charge to operations amounted to $10,031 and $6,094 for the year ended December 31, 2004 and 2003, respectively.

NOTE E - ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

Accounts payable and accrued liabilities at December 31, 2004 and 2003 are as follows:
                              2004            2003
                              ----            ----

Accounts payable         $    529,694   $     86,122
Other accrued expenses      1,191,420         98,463
Litigation (Note L)            30,000             --
                         ------------   ------------

  Total                  $  1,751,114   $    184,585
                         ============   ============


NOTE F - NOTES PAYABLE AND CONVERTIBLE NOTES PAYABLE

Notes Payable

      On December 6 and 7, 2004, the Company entered into a Security Agreement and Security Agreement Amendment (together the "Agreement") with Strategic Equity Corp. ("Strategic Equity") for the sum of $600,000 Canadian Dollar (CAD) of loans, in two equal installments of $300,000CAD with the first installment being delivered to the Company on or before December 7, 2004, and the second installment being delivered to the Company on or before January 3, 2005, and additional $105,000 USD of loan being delivered to the Company on or before December 7, 2004. Pursuant to the Agreement, the Company issued to Strategic Equity warrants to purchase an aggregate of 350,000 shares of the Company's Class A common stock at $0.42 per share, exercisable at any time after the issuance and expiring on the day prior to the 5th anniversary of the warrant issue date.

      As of December 31, 2004, the Company issued to Strategic Equity two promissory notes in the amount of $300,000 CAD (approximately $237,000 USD) and $105,000 USD, respectively. The promissory note in the amount of $300,000 CAD is monthly interest payable only at 24% per annum commencing January 5, 2005, with the maturity date on June 5, 2005. The promissory note in the amount of $105,000 USD is non-interest bearing, with $59,167 of principal due and payable on or before January 5, 2005, $9,167 on or before February 5, 2005, $9,167 on or before March 5, 2005, $9,167 on or before April 5, 2005, $9,167 on or before May 5, 2005, and $9,165 on or before June 5, 2005. The promissory notes are secured by the Company's assets.

      Subsequent to the date of financial statements, the Company received the second installment of $300,000 CAD and issued to Strategic Equity a promissory note in the amount of $300,000 CAD with the same repayment terms and arrangements as the $300,000 CAD of promissory note issued in December 2004.

      Convertible Notes Payable

      On December 23, 2004, the Company entered into a Securities Purchase Agreement (the "Securities Purchase Agreement") with Highgate House, LP ("Highgate") and Montgomery Equity Partners, LP ("Montgomery"). Pursuant to the Securities Purchase Agreement, the Company shall issue convertible-redeemable debenture to Highgate and Montgomery in the original principal amount of $1,000,000. The debentures accrue interest at 7% per annum, with a maturity date of 210 days from the issuance ("Maturity Date"). Highgate and Montgomery delivered $500,000 to the Company as of December 31, 2004, and the remaining $500,000 shall be delivered to the Company within five days of the Company's filing of a registration statement related to the shares issueable upon conversion of the convertible debentures. The debentures may be redeemed by the Company at any time before the Maturity Date, in whole or in part. The redemption price equals to 125% of the amount redeemed plus accrued interest. The debentures are convertible at the holder's option, after 180 days from December 23, 2004, up to maturity at a conversion price equal to the lower of
(i) $0.372 or (ii) 80% of the lowest closing bid price of the Company's common stock for the five trading days immediately preceding the conversion date.

      As of December 31, 2004, Highgate and Montgomery each received from the Company a promissory note in the amount of $250,000, and 250,000 warrants each to purchase the Company's common stock at the lower of (i) $0.248 or (ii) 80% of the closing bid price of common stock on the date the registration statement becomes effective. The warrants expire three years from December 23, 2004. As of December 31, 2004, the Company's management has approved to terminate the Securities Purchase Agreement with Highgate and Montgomery, and a Termination Agreement was entered into subsequent to the date of financial statements.
Pursuant to the Termination Agreement, the Company redeemed the aggregate of $500,000 convertible debentures for $625,000 plus accrued interest in January 2005. Highgate and Montgomery still have the right to exercise the aggregate of 500,000 warrants, however, the exercise price of the warrants was re-priced to $0.40 per share. The Company agreed to issue an aggregate of 250,000 shares of its common stock to Highgate and Montgomery to compensate the increase in the exercise price of warrants issued

      The Company accounted for the note payable and stock purchase rights in accordance with APB No. 14, "Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants" ("APB 14"). The conversion price exceeded the fair value of the company's common stock at the time the conversion option was granted and at December 31, 2004. Accordingly, there was no imbedded beneficial conversion feature in connection with the issuance of the convertible debentures. At December 31, 2004, the Company had accrued $125,000 of financing charges in connection with the redemption of the convertible debentures. The Company also has included in its accrued liabilities the 250,000 shares of common stock to be issued, valued at the fair market value of the Company's common stock at the date the management proved the Termination Agreement.

NOTE G - OTHER ADVANCES

      During the year ended December 31, 2003, sophisticated investors of the Company advanced funds to the Company for working capital purposes. Total proceeds the Company received are $76,627, net of repayments. No formal repayment terms or arrangements exist. Additionally, the Company entered into an informal agreement with an investor whereby the investor advanced $50,000 of funds to the Company for working capital purposes, at interest rate of 18% per annum. No formal repayment terms or arrangements exist. Total advances from unrelated parties are $126,527 as of December 31, 2003. The Company has repaid in full the advances from investors during the year ended December 31, 2004.

NOTE H - CAPITAL STOCK


      The Company is authorized to issue 10,000,000 shares of preferred stock with par value $.001 per share, 100,000,000 shares of Class A common stock with par value of $.001 per share, and 50,000,000 shares of Class B common stock with par value $.001 per share. On November 27, 2002, the Company effected a "one-for-one hundred" reverse stock split of its outstanding shares of Class A common stock. The authorized shares remain unchanged. All references in the financial statements and notes to financial statements, numbers of shares and share amounts have been retroactively restated to reflect the reverse split.

                               SWISS MEDICA, INC.
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2004 and 2003

NOTE H - CAPITAL STOCK (Continued)

      As of December 31, 2004 and 2003, the Company has no preferred stock issued and outstanding. The Company has 66,493,654 and 26,962,530 shares of Class A common stock issued and outstanding at December 31, 2004 and 2003, respectively. The Company also has issued and outstanding 2,000,000 shares of Class B common stock at December 31, 2004 and 2003.

      For the year ended December 31, 2003, the Company issued an aggregate of 15,999,431 shares of Class A common stock to consultants for services rendered in the amount of $9,689,371. All valuations of common stock issued for services were based upon the value of the services rendered, which did not differ materially from the fair value of the Company's common stock during the period the services were rendered. The Company also issued an aggregate of 2,000,000 shares of Class A common stock and 2,000,000 shares of Class B common stock to an officer in exchange for $766,285 of previously incurred debt. Additionally, the Company issued an aggregate of 1,773,919 shares of Class A common stock in exchange for $433,447 of proceeds, net of costs and fees. The Company issued an aggregate of 161,000 shares in exchange for $32,000 of prepaid rent. The Company issued to General Cosmetics Corporation an aggregate of 6,750,000 shares of Class A common stock in connection with the acquisition of $48,751 of equipment, $759,751 of intangible assets, and $3,724,125 of research and development costs (Note C).

      For the year ended December 31, 2004, the Company issued an aggregate of 15,325,504 shares of Class A common stock to attorneys and consultants for services rendered in the amount of $2,665,306 and prepaid service fees of $30,000. All valuations of common stock issued for services were based upon the value of the services rendered, which did not differ materially from the fair value of the Company's common stock during the period the services were rendered. The Company also issued an aggregate of 19,490,000 shares of Class A common stock in exchange for $2,886,500 of proceeds, net of costs and fees. The Company issued an aggregate of 4,673,750 shares of Class A common stock in exchange for warrants exercised (Note I) at $0.16 to $0.25 per share for a total proceeds of $1,112,188, net of costs and fees.The Company issued an aggregate of 41,870 shares of Class A common stock in exchange for $7,374 of expenses paid by shareholders.

NOTE I - WARRANTS


      The following table summarizes the changes in warrants outstanding and the related prices for the shares of the Company's common stock issued to the Company consultants. These warrants were granted in lieu of cash compensation for services performed to a non-employee, each warrant to purchase one share of the Company's Class A common stock.


                           Warrants Outstanding                                      Warrants Exercisable
                           --------------------                                      --------------------
                                          Weighted
                                          Average           Weighted
                                         Remaining           Average
                         Number          Contractual         Exercise            Number        Weighted Average
Exercise Prices       Outstanding       Life (Years)          Price            Exercisable      Exercise Price
---------------    ----------------   ----------------   ----------------   ----------------   ----------------
$          75.00              8,675               2.01   $          75.00              8,675   $          75.00

            0.75            100,000               0.91               0.75            100,000               0.75

            0.45            100,000               0.91               0.45            100,000               0.45

            0.16            937,500               2.25               0.16            937,500               0.16

            0.25          9,522,500               0.60               0.25          9,522,500               0.25

            0.30          7,906,250               2.25               0.30          7,906,250               0.30

            0.40          8,406,250               2.29               0.40          8,406,250               0.40


            0.42            350,000               4.93               0.42            350,000               0.42
                   ----------------   ----------------   ----------------   ----------------   ----------------
                         27,331,175               1.71   $           0.34         27,331,175   $           0.34
                   ================   ================   ================   ================   ================

                               SWISS MEDICA, INC.
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2004 and 2003

NOTE I - WARRANTS (Continued)

Transactions involving warrants issued to non-employees are summarized as follows:


                                            Number     Weighted Average
                                         of Warrants   Price Per Share

      Outstanding at December 31, 2002          8,675    $      75.00
         Granted                              200,000            0.60
         Exercised                                 --              --
         Canceled or expired
                                         ------------    ------------
      Outstanding at December 31, 2003        208,675    $       3.69
                                         ============    ============
         Granted                           31,796,250            0.30
         Exercised (Note H)                (4,673,750)           0.24
         Canceled or expired

                                         ------------    ------------
      Outstanding at December 31, 2004     27,331,175    $       0.34
                                         ============    ============


The weighted-average fair value of warrants granted to non-employees during the years ended December 31, 2004 and 2003 and the weighted-average significant assumptions used to determine those fair values, using a Black-Scholes option pricing model are as follows:

                                                       2004            2003
                                                       ----            ----
      Significant assumptions (weighted-average):
          Risk-free interest rate at grant                  1.25%        1.63%
      date
          Expected stock price volatility                     33%          84%
          Expected dividend payout                            --           --
          Expected warrant life-years (a)        0.78 to 5 years      2 years

      (a) The expected warrant life is based on contractual expiration dates.

The Company granted to note holders an aggregate of 850,000 non-compensatory warrants in connection with issuing promissory notes in December 2004 (Note F). The Company granted an aggregate of 2,143,750 and 200,000 compensatory warrants to an attorney and consultants in exchange for services during the year ended December 31, 2004 and 2003, respectively. The amount of the expense charged to operations in connection with granting the warrants was $287,500 and $44,060 for the year ended December 31, 2004 and 2003, respectively. The Company granted an aggregate of 28,802,500 non-compensatory warrants to investors in connection with its private placement during the year ended December 31, 2004. Those warrants had no intrinsic value at the time the warrants were granted.

NOTE J - INCOME TAXES


      Statement of Financial Accounting Standards No. 109 requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statement or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between financial statements and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Temporary differences between income reported for financial reporting purposes and income tax purposes are insignificant.


      For income tax reporting purposes, the Company's aggregate unused net operating losses approximate $26,300,000 which expires through 2024, subject to limitations of Section 382 of the Internal Revenue Code, as amended. The deferred tax asset related to the carryforward is approximately $9,200,000. The Company has provided a valuation reserve against the full amount of the net operating loss benefit, because in the opinion of management based upon the earning history of the Company, it is more likely than not that the benefits will not be realized.

                               SWISS MEDICA, INC.
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2004 and 2003

NOTE J - INCOME TAXES (Continued)

      Components of deferred tax assets as of December 31, 2004 are as follows:

      Non current:
         Net operating loss carryforward   $  9,200,000

         Valuation allowance                 (9,200,000)
                                           ------------
         Net deferred tax asset            $         --
                                           ============

NOTE K - LOSSES PER COMMON SHARE

         The following table presents the computation of basic and diluted loss per share:

                                                                    2004           2003
                                                                ------------   ------------
      Net loss available for common shareholders                $ (7,250,872)  $(13,988,500)
                                                                ============   ============
      Basic and fully diluted loss per share                    $      (0.14)  $      (0.88)
                                                                ============   ============
      Weighted average common shares outstanding, as adjusted     51,000,505     15,936,124
                                                                ============   ============

Net loss per share is based upon the weighted average of shares of common stock outstanding. In November 2002 a one (1) for one hundred (100) reverse stock split of the Company's common stock was effected (See Note H). Accordingly, all historical weighted average share and per share amounts have been restated to reflect the reverse stock split.

NOTE L - COMMITMENTS AND CONTINGENCIES

      Lease Commitments


The Company leases office and warehouse facilities on a month-to-month basis in Dallas, Texas. Monthly rents under the lease are $400. The Company leases office space in Toronto, Canada on a quarterly basis at approximately $2,500 per month. The Company leases office space and warehouse facilities Vancouver, Canada, on a two-year lease expiring July 2006, at approximately $1,450 per month.


Rental expenses charged to operations during the year ended December 31, 2004 and 2003 were $54,667 and $22,222, respectively. Commitments for minimum rentals under non cancelable leases at December 31, 2004 are as follows:

       2005   $     17,500

       2006         10,208
              ------------
      Total   $     27,708
              ============


Consulting Agreements

The Company has consulting agreements with outside contractors to provide marketing and financial advisory services. The Agreements are generally for a term of 12 months from inception and renewable automatically from year to year unless either the Company or Consultant terminates such engagement by written notice.

                               SWISS MEDICA, INC.
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2004 and 2003

NOTE L - COMMITMENTS AND CONTINGENCIES (Continued)


Litigation


      During the year ended December 31, 2003, Gleiss Lutz Hootz ("Hootz"), a German law firm filed a complaint against the Company in a Canadian jurisdiction. The complaint alleges a breach of contract and is seeking for $24,496.41 EURO, or approximately $33,400, for legal service fees. During the year ended December 31, 2004, Hootz had offered $35,000 CAD (approximately $29,050) to settle the claim. The Company is still in process of negotiating the settlement, and had accrued $30,000 of liabilities at December 31, 2004 in connection with the claim.


      The Company is subject to other legal proceedings and claims, which arise in the ordinary course of its business. Although occasional adverse decisions or settlements may occur, the Company believes that the final disposition of such matters should not have a material adverse effect on its financial position, results of operations or liquidity.


NOTE M - MAJOR CUSTOMERS AND VENDORS

Revenue from one (1) major customer, which accounted for greater than 10% of total sales, approximated $445,000 or 70% of sales for the year ended December 31, 2004, and $101,724 or 98% of sales for the year ended December 31, 2003.

Total purchases from five (5) major suppliers, each accounted for greater than 10% of total purchase, approximated $631,360 or 85% of purchases for the year ended December 31, 2004. Total accounts payable of $129,753, or 25% of total accounts payable was due to these five suppliers as of December 31, 2004. Total purchases from one (1) major supplier, which accounted for more than 10% of total purchase, approximated $11,167 or 43% of purchases for the year ended December 31, 2003. Total accounts payable of $3,329, or 4% of total accounts payable was due to this supplier as of December 31, 2003.

NOTE N - GOING CONCERN MATTERS

      The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the accompanying financial statements during the years ended December 31, 2004 and 2003, the Company incurred losses of $7,250,872 and $13,988,500, respectively. The Company's current liabilities exceeded its current assets by $210,060 and the accumulated deficit amounted $26,388,356 as of December 31, 2004. These factors among others may indicate that the Company will be unable to continue as a going concern for a reasonable period of time.


The Company's existence is dependent upon management's ability to develop profitable operations and resolve its liquidity problems. Management anticipates the Company will attain profitable status and improve its liquidity through the strategic acquisition of businesses and continued business development, and additional equity investment in the Company. The accompanying consolidated financial statements do not include any adjustments that might result should the Company be unable to continue as a going concern.

In order to improve the Company's liquidity, the Company is actively pursuing additional equity financing through discussions with investment bankers and private investors. There can be no assurance the Company will be successful in its effort to secure additional equity financing.

If operations and cash flows continue to improve through these efforts, management believes that the Company can continue to operate. However, no assurance can be given that management's actions will result in profitable operations or the resolution of its liquidity problems.

                               SWISS MEDICA, INC.
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2004 and 2003

NOTE O - SUBSEQUENT EVENTS

Subsequent to the date of financial statements, the Company issued an aggregate of 12,900,250 shares if its common stock in exchange for warrants exercised at $0.16 to $0.30 per share. Gross proceeds received in connection with the warrants exercised, total approximately $3,323,000.

We have not authorized any dealer, salesperson or other person to provide any information or make any representations about Swiss Medica, Inc. except the information or representations contained in this prospectus. You should not rely on any additional information or representations if made.

                 -----------------------

This  prospectus  does not constitute an offer to sell, or                       ----------------------
a solicitation of an offer to buy any securities:
                                                                                       PROSPECTUS
     |_| except   the   common   stock   offered  by  this
         prospectus;                                                             ---------------------

     |_| in  any   jurisdiction  in  which  the  offer  or
         solicitation is not authorized;

     |_| in any  jurisdiction  where  the  dealer or other                  1,383,244 Shares of Common Stock
         salesperson  is not  qualified  to make the offer
         or solicitation;

     |_| to any person to whom it is  unlawful to make the                         SWISS MEDICA, INC.
         offer or solicitation; or

     |_| to  any  person  who  is  not  a  United   States
         resident  or who is outside the  jurisdiction  of
         the United States.

The delivery of this prospectus or any  accompanying  sale                       ____________ __, 2005
does not imply that:

     |_| there  have been no  changes  in the  affairs  of
         Swiss  Medica,   Inc.  after  the  date  of  this
         prospectus; or

     |_| the information contained in this prospectus is correct after the date of this prospectus.

                 -----------------------

Until _________, 2005, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

      (a) Section 145 of the Delaware General Corporation Law provides that:

      Sec.145. INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS; INSURANCE

      (1) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such actions suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

      (2) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

      (3) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b), or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

      (4) Any indemnification under subsections (a) and (b) (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b). Such determination shall be made (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.

      (5) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this Section. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

      (6) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

      (7) A corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

      (8) For purposes of this Section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

      (9) For purposes of this Section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this Section.

      (10) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

      (11) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees). (As amended by Ch. 186, Laws of 1967, Ch. 421, Laws of 1970, Ch. 437, Laws of 1974, Ch. 25, Laws of 1981, Ch. 112, Laws of 1983, Ch. 289, Laws of 1986, Ch. 376, Laws of 1990, and Ch. 261, Laws of 1994.)

      (b) Section 102 of the Delaware General Corporation Law includes the following provisions:

      Sec. 102. CERTIFICATE OF INCORPORATION; CONTENTS

      (1) The certificate of incorporation shall set forth:

      (2) In addition to the matters required to be set forth in the certificate
of   incorporation  by  subsection  (a)  of  this  section  the  certificate  of incorporation may also contain any or all of the following matters:

      (vii) A provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of this Title, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective. All references in this paragraph to a director shall also be deemed to refer (x) to a member of the governing body of a corporation which is not authorized to issue capital stock and (y) to such other person or persons, if any, who, pursuant to a provision of the certificate of incorporation in accordance with subsection (a) of ss. 141 of this title, exercise or perform any of the powers or duties otherwise conferred or imposed upon the board of directors by this title.

      (c) Article Nine of the Company's Certificate of Incorporation provides:

      No director of this corporation shall be liable to the corporation for monetary damages for an act or omission occurring in the director's capacity as a director, except to the extent the statutes of the State of Delaware expressly provided that the director's liability may not be eliminated or limited. Any repeal or amendment of this paragraph that increases the liability of a director shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the corporation existing at the time of such repeal or amendments.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us for expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether our indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue by the court.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered. Swiss Medica will pay all expenses in connection with this offering.

      Securities and Exchange Commission Registration Fee      $         57.00
      Printing and Engraving Expenses                          $      2,500.00
      Accounting Fees and Expenses                             $     15,000.00
      Legal Fees and Expenses                                  $     50,000.00
      Miscellaneous                                            $        17,443
                                                                   -----------

      TOTAL                                                    $     85,000.00

ITEM 26.  SALES OF UNREGISTERED SECURITIES

      During the past three years, the Company has issued the following securities without registration under the Securities Act of 1933:

      During the first quarter of 2003, we issued an aggregate of 2,122,000 shares of Class A Common Stock to consultants for services in the amount of $1,513,500.

      On March 31, 2003 we fully repaid our loans due Madison Family Trust. As of March 31, 2002, the total amount due Madison Family Trust was $597,246. The loan was fully repaid with our Class A Common Stock on March 31, 2003.

      On March 31, 2003 we fully repaid our loans due Bankton Financial. As of March 31, 2003, total amount due Bankton Financial was $149,550. The loan was fully repaid with a combination of our Class A Common Stock on March 31, 2003, and the transfer of the shares of Global Mobility Inc., to Bankton Financial.

      On March 31, 2003 we fully repaid our loans due Mr. Kubbernus. As of March 31, 2003, total amount due Mr. Kubbernus was $20,000. The loan was fully repaid with its Class B common stock on March 31, 2003.

      On March 31, 2003 we entered into an Agreement of Purchase and Sale with General Cosmetics Corporation whereby we agreed to issue shares of our Class A common stock in exchange for certain assets belonging to General Cosmetics Corporation. This transaction closed on May 16, 2003 and we have issued to General Cosmetics Corporation, 6,750,000 shares of our common stock, subject to adjustment pursuant to the terms of the March 31, 2003 Agreement of Purchase and Sale.

      In June 2003 we agreed to issue 1,012,124 shares of our restricted Common Stock to five investors in exchange for a total investment of $253,031 or $0.25 per share. The transaction was exempt from registration pursuant to Regulation S of the Securities Act of 1933, inasmuch as the offer and sales occurred outside of the United States.

      During the quarter ended June 30, 2003 we issued 5,550,001 shares of our Class A Common Stock to various individuals and corporations in exchange for management services, consulting services and services rendered by members of our Board of Directors. The total value of the services we received was $2,204,000.

      During the quarter ended September 30, 2003 we agreed to issue 272,400 shares of our restricted Class A Common Stock to four investors in exchange for a total investment of $68,100 or $0.25 per share.

      During the quarter ended September 30, 2003 we issued 1,240,824 shares of our Class A Common Stock to various individuals and corporations in exchange for management services and consulting services.

      In October 2003 we issued 150,000 restricted Class A Common Shares at approximately $0.20 per share for services rendered to certain consultants. We also issued 125,000 restricted Class A Common Shares at $0.20 per share to certain investors for cash net of costs and fees.

      In November 2003 we issued 200,000 restricted Class A Common Shares at approximately $0.20 per share for services rendered to certain consultants.

      In December 2003 we issued 800,000 restricted Class A Common Shares at approximately $0.18 per share for services rendered to certain consultants. We also issued 319,275 restricted Class A Common Shares for cash, to certain investors net of costs and fees.

      We also granted warrants to certain consultants to purchase 100,000 Class A Common Shares at $0.75 per share and another 100,000 shares at $0.45 per share on December 1, 2003 in exchange for services rendered.

      In February 2004, we issued 3,865,000 shares of Class A Common Stock and warrants to purchase 3,865,000 shares of Class A Common Stock at $0.25 per share to certain investors. We also issued 300,000 shares of Class A Common Stock and warrants to purchase 3,865,000 shares of Class A Common Stock at $0.25 per share to a consultant.

      In March 2004,  we issued  15,625,000  shares of Class A Common  Stock and warrants to purchase 7,812,500 shares of common stock at $0.25 per share, and 7,812,500 shares of Class A Common Stock at $0.30 per share, and 7,812,500 shares of Class A Common Stock at $0.40 per share. We also issued a warrant to purchase 1,562,500 shares of Class A Common Stock at $0.16 per share. We also issued 187,500 shares of Class A Common Stock and warrants to purchase 93,750 shares of common stock at $0.25 per share, and 93,750 shares of Class A Common Stock at $0.30 per share, and 93,750 shares of Class A Common Stock at $0.40 per share to our legal counsel, Richardson & Patel LLP for legal services provided. We also issued warrants to purchase 1,500,000 shares at $0.25 per share to certain investors for waiving contractual preemptive rights to purchase common stock.

      In May 2004 we issued 600,000 shares of Class A Common Stock in exchange for various consulting services.

      During the quarter ended June 30, 2004 we issued 4,167,542 shares of our Common Stock to various individuals and corporations in exchange for consulting services.

      During the quarter ended September 30, 2004 we issued 2,350,000 shares of our Common Stock to various individuals and corporations in exchange for consulting services. The total value of the services we received in conjunction with the issuance of the 2,350,000 shares of our Common Stock was $211,500.


      In October 2004 we issued 575,714 shares of our Class A Common Stock for services rendered by certain consultants and officers.

During the December 2004 and through March 2005, the Company raised $3,232,000 of gross proceeds through the exercise of 12,900,250 warrants by certain investors of the Company. The investors exercised 937,500 warrants at a price of $0.16 per share, 8,307,500 warrants at a price of $0.25 per share and 3,655,250 warrants at a price of $0.30.

      The Company granted warrants to certain lenders to purchase 500,000 shares of our Class A Common Stock at $0.40 per share and another 350,000 shares at $0.42 per share on December 23, 2004 and December 6, 2004, respectively.


      On December 30, 2004, we issued to an investor 129,033 shares of our Class A Common Stock as a commitment fee in the amount of $40,000 under a now-terminated Standby Equity Distribution Agreement. On December 30, 2004, we issued 32,259 shares of our Class A Common Stock as a placement agent fee under a now-terminated Standby Equity Distribution Agreement.

      On January 21, 2005, we issued 250,000 shares of our Common Stock in consideration for terminating a securities purchase agreement.

      On February 10, 2005, we issued 600,000 shares of our Common Stock to consultants for investor relations services.

      On February 10, 2005, we issued 300,000 shares of our Common Stock to a consultant for investor relations services.


      On February 10, 2005, we issued 750,000 shares of our Common Stock in exchange for investor relations services.


      Unless otherwise specified above, the Company believes that all of the above transactions were transactions not involving any public offering within the meaning of Section 4(2) of the Securities Act of 1933, as amended, since (a) each of the transactions involved the offering of such securities to a substantially limited number of persons; (b) each person took the securities as an investment for his/her/its own account and not with a view to distribution;
(c) each person had access to information equivalent to that which would be included in a registration statement on the applicable form under the Securities Act of 1933, as amended; (d) each person had knowledge and experience in business and financial matters to understand the merits and risk of the investment; therefore no registration statement needed to be in effect prior to such issuances.

ITEM 26.  EXHIBITS

Exhibit No. Description of Exhibit
----------- ----------------------

3.1(1)      Certificate of Incorporation of the Company, as amended

3.2(2)      By-Laws

3.3(3)      2003 Equity Incentive Plan

3.4(4)      2003 Consultant Stock Plan


3.5(2)      Code of Business Conduct and Ethics


5.1(5)      Opinion of Counsel

10.1(6)     Securities   Purchase   Agreement  with  Highgate  House,  Ltd.  and
            Montgomery Equity Partners, Ltd. dated December 23, 2004

10.2(7) Termination Agreement with Highgate House, Ltd. and Montgomery Equity Partners, Ltd. dated January 19, 2005, terminating the Securities Purchase Agreement dated December 23, 2004

10.3(7) Warrant issued to Highgate House, Ltd. and Montgomery Equity Partners, Ltd., dated January 19, 2005

10.4(6) Standby Equity Distribution Agreement dated December 23, 2004 with Cornell Capital Partners, LP

10.5(7) Placement Agent Agreement with Sloan Securities Corporation dated December 23, 2004 and terminated on January 19, 2005

10.6(7)     Termination  Agreement  with  Cornell  Capital  Partners,  LP  dated
            January 19, 2005, terminating the Standby Equity Distribution Agreement dated December 23, 2004

10.7(5) Warrant to Purchase Series A Common Stock of Swiss Medica, Inc. issued to Strategic Equity Corp. dated December 6, 2004

10.8(5) Note and Purchase Warrant Agreement between Swiss Medica, Inc. and Strategic Equity Corp. dated December 6, 2004

10.9(5) Note and Purchase Warrant Agreement Amendment between Swiss Medica, Inc. and Strategic Equity Corp. effective as of December 7, 2004

Exhibit No. Description of Exhibit
----------- ----------------------

10.10(5) Security Agreement between Swiss Medica, Inc. and Strategic Equity Corp. dated December 6, 2004

10.11(5)    Security  Agreement   Amendment  between  Swiss  Medica,   Inc.  and
            Strategic Equity Corp. dated December 7, 2004

10.12(5) Secured Promissory Note issued to Strategic Equity Corp., dated December 6, 2004

10.13(5) Secured Promissory Note issued to Strategic Equity Corp., dated December 7, 2004

10.14(5) Secured Promissory Note issued to Strategic Equity Corp., dated January 3, 2005


10.15(2) Lease Agreement between Paul Millar and Swiss Medica, Inc. for the premises located at 53 Yonge Street, Third Floor Toronto, Canada, M5E 1J3 dated as of July 1, 2003

10.16(8) Asset Purchase Agreement dated as of March 31, 2003, by and among Global Path Incorporated, Swiss Medica, Inc., General Cosmetics Corporation, and the shareholder of General Cosmetics named therein.

23.1(9)     Consent of Kirkpatrick & Lockhart Nicholson Graham LLP

23.2(10)    Consent of Russell Bedford Stefanou Mirchandani LLP


-------------------------

(1) Incorporated by reference from the Company's Preliminary Proxy Statement filed with the SEC on June 26, 2001.

(2) Incorporated by reference from the Company's Form 10-KSB filed on March 30, 2004.

(3) Incorporated by reference from the Company's Form S-8 filed on November 28, 2003.

(4) Incorporated by reference from the Company's Form S-8 filed on August 27, 2003.


(5) Incorporated by reference from the Company's Form SB-2 filed on February 14, 2005.


(6) Incorporated by reference from the Company's Form 8-K filed on December 29, 2004.

(7) Incorporated by reference from the Company's Form 8-K filed on January 20, 2005.


(8) Incorporated by reference from the Company's Form 10-QSB filed August 30, 2003.

(9)   Incorporated by reference to Exhibit 5.1.

(10)  Incorporated by reference to Exhibit 23-2.

Item 28.  Undertakings

      The undersigned registrant hereby undertakes:

            (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                  (i) Include any prospectus required by Sections 10(a)(3) of the Securities Act of 1933 (the "Act");

                  (ii) Reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                  (iii) Include any additional or changed material information on the plan of distribution;

            (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the end of the offering.

      Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


      In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on our behalf by the undersigned, on April 6, 2005.

Date:    April 6, 2005             SWISS MEDICA, INC.


                                   By:      /s/ Raghunath Kilambi
                                            ---------------------
                                   Name:    Raghunath Kilambi
                                   Title:   Chief Executive Officer

                                   By:      /s/ Bruce Fairbairn
                                            -------------------
                                   Name:    Bruce Fairbairn
                                   Title:   Chief Financial Officer (Principal
                                            Accounting Officer)

      In accordance with the Securities Exchange Act, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.


Signature                                  Title                                               Date
---------                                  -----                                               ----

By:      /s/ Raghunath Kilambi
-----------------------------------------  Director                                            April 6, 2005
         Raghunath Kilambi

By:      /s/ Grant Johnson                 President, Chief Operating Officer and Director     April 6, 2005
   ---------------------------------
         Grant Johnson

By:      /s/ Bryson Farrill                Chairman of the Board and Director                  April 6, 2005
   ----------------------------------------
         Bryson Farrill

By:      /s/ Ronald Springer               Director                                            April 6, 2005
   ---------------------------------
         Ronald Springer

By:      /s/ Azim Fancy                    Director                                            April 6, 2005
   ---------------------------------
         Azim Fancy